SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Quantum Corporation
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QUANTUM CORPORATION

__________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
__________________________________

TO BE HELD ON
August 18, 2010

     TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quantum Corporation (the “Company” or “Quantum”), a Delaware corporation, will be held on Wednesday, August 18, 2010 at 8:00 a.m., Pacific Daylight Time, at Quantum’s corporate headquarters at 1650 Technology Drive, San Jose, CA 95110, for the following purposes:

1.	To elect eight directors recommended by the Board to serve until the next Annual Meeting of Stockholders or until their successors are elected and duly qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2011; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. The notice of the Annual Meeting and proxy materials are available at http://www.quantum.com/2010proxy. In accordance with the SEC rules, the materials on the website are searchable, readable and printable, and the website does not have “cookies” or other tracking devices that identify visitors.

     The accompanying proxy card will identify the website where the proxy materials will be made available; the date, time and location of the Annual Meeting; the proposals to be voted on at the Annual Meeting and the Board of Directors’ recommendation with regard to such proposals; and a toll-free telephone number and website where stockholders can vote.

     Only stockholders of record at the close of business on June 21, 2010 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to submit your proxy via the Internet or vote, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously returned a proxy.

By Order of the Board of Directors,

San Jose, California	Shawn D. Hall
July 1, 2010	Senior Vice President, General Counsel and Secretary

QUANTUM CORPORATION
___________________

PROXY STATEMENT
___________________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of Quantum Corporation (the “Company” or “Quantum”) for use at the Annual Meeting of Stockholders to be held August 18, 2010 at 8:00 a.m., Pacific Daylight Time, or at any adjournment or postponement thereof (the “Annual Meeting” or “Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters at 1650 Technology Drive, San Jose, CA 95110. The Company’s telephone number is (408) 944-4000 and the Internet address for its website is http://www.quantum.com.

     Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. The accompanying proxy card will identify the website where the proxy materials will be made available; the date, time and location of the Annual Meeting; the proposals to be voted on at the Annual Meeting and the Board of Directors’ recommendation with regard to such proposals; and a toll-free telephone number and website where stockholders can vote. Our proxy materials are first being made available on or about July 1, 2010 to all stockholders entitled to vote at the Meeting.

Record Date; Outstanding Shares

     Stockholders of record at the close of business on June 21, 2010 (the “Record Date”) are entitled to notice of and to vote at the Meeting. At the Record Date, 216,041,296 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), were issued and outstanding. The closing price of the Common Stock on the Record Date, as reported by the New York Stock Exchange (“NYSE”), was $2.34 per share.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company (currently Shawn D. Hall) at or before the taking of the vote at the Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy must be delivered to the Secretary of the Company at or before the taking of the vote at the Meeting.

Voting and Solicitation

     Each share of Common Stock has one vote, as provided in the Company’s Amended and Restated Certificate of Incorporation. Accordingly, a total of 216,041,296 votes may be cast at the Meeting. Holders of Common Stock vote together as a single class on all matters covered by this Proxy Statement. For voting with respect to the election of directors, stockholders may cumulate their votes. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of Common Stock, and there are eight directors to be elected at the Annual Meeting, you could allocate 800 “FOR” votes (eight times one hundred) among as few or as many of the eight nominees to be voted on at the Meeting as you choose. See “PROPOSAL ONE — ELECTION OF DIRECTORS — REQUIRED VOTE.” You will need to indicate on your proxy card whether you intend to cumulate your votes.

     In addition to using the accompanying proxy card, stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instructions card provided by their broker, trustee or nominee.

     The cost of soliciting proxies will be borne by the Company. The Company has not retained the services of a solicitor. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, email or otherwise.

Stockholder Proposals for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8

     You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the Annual Meeting to be held in 2011, the Secretary of the Company must receive the written proposal at the Company’s principal executive offices no later than March 2, 2011. Such proposals must also comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials and with the notice procedures set forth in the Company’s Bylaws. Stockholders should contact the Secretary of the Company in writing at 1650 Technology Drive, Suite 800, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

Stockholder Proposals Not Intended for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8

     Proposals Other than for Nominees to the Board of Directors

     Proposals of stockholders of the Company which are to be presented at the Company’s annual meeting of stockholders for the year ended March 31, 2011 may be made by a stockholder of the Company who is a stockholder at the time of submitting such proposal and at the time of the record date set for that meeting and who complies with the notice procedures set forth in the Company’s Bylaws. Such proposals must be received by the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for this year’s Annual Meeting (see Section 2.4(i)(a) of the Company’s Bylaws). The stockholder’s submission must include the information specified in Section 2.4(i)(b) of the Company’s Bylaws.

     Proposals not meeting the requirements of the immediately two preceding paragraphs will be considered untimely and will not be entertained at the 2011 annual meeting. Stockholders should contact the Secretary of the Company in writing at 1650 Technology Drive, Suite 800, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

     As of the date of this Proxy Statement, the Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The proxy card submitted with this Proxy Statement grants the proxy holders discretionary authority to vote on any matter (other than stockholder proposals relating to nominees to the Board of Directors) properly brought before the Annual Meeting or any adjournment or postponement of such Meeting.

     Proposals for Nominees to the Board of Directors

     Nominations of persons for election to the Board of Directors of the Company may be made by a stockholder of the Company who is a stockholder at the time of submitting such nomination and at the time of the record date set for that meeting and who complies with the notice procedures set forth in the Company’s Bylaws. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be received by the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for this year’s Annual Meeting (see Sections 2.4(i)(a) and (ii)(a) of the Company’s Bylaws). The stockholder’s submission must include the information specified in Section 2.4(ii)(b) of the Company’s Bylaws.

     Proposals for nominees to the Board not meeting the requirements of the immediately preceding paragraph will be considered untimely and will not be entertained at the 2011 annual meeting. Stockholders should contact the Secretary of the Company in writing at 1650 Technology Drive, Suite 800, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

     The Company has not been notified by any stockholder of his or her intent to present any stockholder proposals for nominees to the Board of Directors from the floor at this year’s Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

     A majority of the shares of Common Stock issued and outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting.

     While there is no definite statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares entitled to vote at the Annual Meeting (“Votes Cast”) with respect to a proposal (other than a proposal relating to the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal (other than a proposal relating to the election of directors).

     Broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast. A broker non-vote will make a quorum more readily attainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal. Under NYSE rules, brokers holding shares beneficially owned by their clients no longer have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors is counted.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s Section 16 officers, directors and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and greater than ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such reports received by the Company and on written representations from certain reporting persons, the Company believes that all required filings were timely made during the fiscal year ended March 31, 2010 (“Fiscal 2010”).

Householding

     The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to such stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Quantum and some brokers household proxy materials unless contrary instructions have been received from one or more of the affected stockholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please so indicate by (i) contacting Broadridge by telephone at (800) 542-1061 (have your proxy card in hand when you call and then follow the instructions), or (ii) writing to Broadridge at Broadridge c/o Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or (iii) contacting Quantum’s Investor Relations Department by telephone at 866-520-7787 or at 408-944-4450 if you are a registered stockholder and contacting your broker if you hold shares beneficially in street name.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

     There are eight nominees for election to the Company’s Board of Directors (the “Board”) this year. All of the nominees are currently serving on the Board. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. Each nominee has consented to be named as a nominee in the Proxy Statement and to serve as a director if elected. In the event that additional persons are nominated at the time of the Annual Meeting, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible (or, if new nominees have been designated by the Board, in such a manner as to elect such nominees). In such event, the proxy holders will determine the manner in which to allocate the votes among the nominees. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of the Company.

     The Board’s key roles include, but are not limited to: (i) the selection and evaluation of the Company’s Chief Executive Officer (“CEO”), and overseeing CEO succession planning; (ii) advising the CEO and management on the Company’s fundamental strategies; (iii) reviewing and approving the CEO’s objectives; (iv) approving acquisitions, divestitures and other significant corporate actions; (v) advising the CEO on the performance of senior management, and significant organizational changes, including succession planning; and (vi) approving the annual operating financial plan.

     The names of the nominees and certain information about them as of June 1, 2010, are set forth below.

		Director
Name of Nominee	Age	Since	Principal Occupation Since
Paul R. Auvil III*+	46	2007	Chief Financial Officer, Proofpoint, 2007
Richard E. Belluzzo	56	2002	Chief Executive Officer of Quantum, 2002
			Chairman of the Board of Quantum, 2003
Michael A. Brown†	51	1995	Chairman of the Board of Line 6, 2005
			Former Chairman of Quantum, 2003
Thomas S. Buchsbaum*†	60	2005	Independent Consultant, 2005
Edward M. Esber, Jr.*†	57	1988	President, the Esber Group, 1990
Elizabeth A. Fetter+	51	2005	Former President, Chief Executive Officer and Director of Jacent
			Technologies, 2007
Joseph A. Marengi+	56	2007	Venture Partner, Austin Ventures, 2007
Dennis P. Wolf*	57	2007	Chief Financial Officer, Fusion-io, 2009
____________________

*	Member of the Audit Committee.
+	Member of the Leadership and Compensation Committee.
†	Member of the Corporate Governance and Nominating Committee.

     Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There are no family relationships between any directors or executive officers of the Company.

     Mr. Paul R. Auvil III has served as Chief Financial Officer of Proofpoint, Inc., a provider of messaging security solutions, since March 2007. Before Proofpoint, Mr. Auvil was an entrepreneur-in-residence for six months with Benchmark Capital, a venture capital firm, from October 2006 to March 2007. From August 2002 to July 2006, Mr. Auvil was Chief Financial Officer of VMware, Inc. Prior to joining VMware, Mr. Auvil served four years as Chief Financial Officer at Vitria Technology. Earlier in his career, he spent ten years at VLSI Technology, ultimately becoming vice president and general manager of the Internet and Secure Products Division. Mr. Auvil also serves on the board and as chair of the audit committee of OpenTV. Mr. Auvil is a member of the Company’s Audit Committee and the Leadership and Compensation Committee. We believe that Mr. Auvil possesses specific attributes that qualify him to serve as a member of the Board, including his executive experience and his financial and accounting expertise.

     Mr. Richard E. Belluzzo has been Chief Executive Officer since joining the Company in September 2002 and Chairman of the Board since July 2003. Before joining Quantum, from September 1999 to May 2002, Mr. Belluzzo held senior management positions with Microsoft Corporation, most recently President and Chief Operating Officer. Prior to Microsoft, from January 1998 to September 1999, Mr. Belluzzo was Chief Executive Officer of Silicon Graphics, Inc. Before his tenure at Silicon Graphics, from 1975 to January 1998, Mr. Belluzzo was with Hewlett-Packard, most recently as Executive Vice President of the computer organization. Currently Mr. Belluzzo is a member of the board of directors of PMC-Sierra, Inc. and JDS Uniphase Corporation. We believe that Mr. Belluzzo possesses specific attributes that qualify him to serve as a member of the Board, including the perspective and experience he brings as our Chief Executive Officer, which brings operational expertise to the Board, and his executive experience with public companies.

     Mr. Michael A. Brown served as Chief Executive Officer of Quantum from September 1995 to September 2002 and as Chairman of Quantum’s Board from May 1998 to July 2003. From 1993 to September 1995, he was President of the Company’s desktop group, from 1992 to 1993 he was Chief Operating Officer responsible for the Company’s hard disk drive business, and from 1984 to 1992 he held various marketing position with the Company. Mr. Brown also serves as Chairman of the board of directors of Line 6 and is on the boards of Symantec Corporation and of Mozes, Inc., a privately-held mobile marketing company. He previously served on the boards of Nektar Therapeutics from September 2002 to December 2009 and of Digital Impact from 1999 to April 2005. Mr. Brown is the Chair of the Company’s Corporate Governance and Nominating Committee. We believe that Mr. Brown possesses specific attributes that qualify him to serve as a member of the Board, including the perspective and experience he brings as our former Chief Executive Officer, which brings historic knowledge, operational expertise and continuity to the Board, and his experience with joint ventures, manufacturing partnerships, marketing partnerships and managing customer relationships.

     Mr. Thomas S. Buchsbaum has been an independent consultant since March 2005. From March 1997 to March 2005, Mr. Buchsbaum served as vice president of the U.S. Federal Business Segment, as well as Vice President and General Manager of the K12 and Higher Education customer segments of Dell, Inc. Before Dell, Mr. Buchsbaum spent ten years at Zenith Data Systems, a computer manufacturing company, until February 1997, where he was General Manager for the federal systems business unit and General Manager of the state and local government and education segments. From 1989 to 2004, Mr. Buchsbaum served on the board of directors and the compensation committee of Group 1 Software, Inc., an application software provider. Mr. Buchsbaum also serves as an advisor to the board of Dick Blick Holdings and is a member of the Advisory Board of Augmentix Corp., a wholly owned unit of Entorian Technologies, Inc. Mr. Buchsbaum is the Board’s lead independent director and is a member of the Company’s Corporate Governance and Nominating Committee and the Audit Committee. We believe that Mr. Buchsbaum possesses specific attributes that qualify him to serve as a member of the Board, including his management experience in relevant industries and his general strategic and operational experience.

     Mr. Edward M. Esber Jr. has served as an Industry Partner of the Halo Funds since December 2006, as Chairman and President of The Esber Group, a strategy consulting firm, since February 1991, and has been an angel investor in The Angels Forum since 1997. Mr. Esber also serves on the boards of directors of iTaggit, Inc. and Panterra Networks. Mr. Esber is a member of the Company’s Corporate Governance and Nominating Committee and the Audit Committee. We believe that Mr. Esber possesses specific attributes that qualify him to serve as a member of the Board, including his years of business and leadership experience, his historical knowledge of Quantum and his experience in the venture capital industry.

     Ms. Elizabeth A. Fetter served as President and Chief Executive Officer and a director of Jacent Technologies, Inc., an order automation company for the restaurant industry, from March 2007 to October 2007, when the company was sold. Previously, from October 2001 to November 2004, she served as President and Chief Executive Officer, and a director, of QRS Corp., a retail supply chain software and services company. Prior to joining QRS, from March 1999 to April 2001, Ms. Fetter was President, Chief Executive Officer, and a director, of NorthPoint Communications, a broadband services company that declared bankruptcy during Ms. Fetter's tenure as its Chief Executive Officer in 2001, and from January 1998 to March 1999 was Vice President and General Manager of the Consumer Services Group at US West (now Qwest), a telecommunications company. Before US West, she was an officer at SBC/Pacific Bell, where she held a number of senior leadership positions. Ms. Fetter also serves on the board of directors of Symmetricom, Inc. and several non-profit organizations. Previously, Ms. Fetter also served on the board of Ikanos Communications, Inc from June 2008 to August 2009. Ms. Fetter is the Chair of the Company’s Leadership and Compensation Committee. We believe that Ms. Fetter possesses specific attributes that qualify her to serve as a member of the Board, including her management experience in relevant industries and her general strategic and operational experience.

     Mr. Joseph A. Marengi has been employed as a venture partner for Austin Ventures, a venture capital firm, since August 2007. His focus is on the hardware and software industry. Prior to joining Austin Ventures, he worked for Dell, Inc. from June 1997 to March 2007, serving as Senior Vice President of the Corporate Business Group for four years before becoming Senior Vice President of Dell Americas and later Senior Vice President of the Commercial Business Group. Previously, Mr. Marengi served in various executive leadership roles at Novell Systems, Inc., most recently as President and Chief Operating Officer of Channels. Prior to Novell, Mr. Marengi held various executive, sales and information management positions in the technology and defense industries. Mr. Marengi also serves on the board of directors of Hovnanian Enterprises, Inc. and of Entorian Technologies, Inc. Mr. Marengi is a member of the Company’s Leadership and Compensation Committee. We believe that Mr. Marengi possesses specific attributes that qualify him to serve as a member of the Board, including his years of business and industry experience, particularly in sales management and his experience in the venture capital industry.

     Mr. Dennis P. Wolf has served as Chief Financial Officer of Fusion-io, provider of a flash-based, solid-state memory tier, since November 2009. Prior to that, he served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Finjan Software, Inc. from January 2009 to May 2009. From July 2005 to February 2008, he served as Executive Vice President and Chief Financial Officer of MySQL, AB, an open source database company, where he was responsible for managing the company’s finance, HR, legal, administration and operations until MySQL was acquired by Sun Microsystems. From March 2005 through June 2005, Mr. Wolf served as Executive Vice President and Chief Financial Officer of Hercules Technology Growth Capital, including during the company’s initial public offering. From February 2003 to June 2005, Mr. Wolf served as Chief Financial Officer and Executive Vice President of Omnicell, Inc., where he was responsible for finance, operations and research and development. Prior to Omnicell, Mr. Wolf held financial management positions for public high technology companies including Credence Systems, Centigram, Apple Computer and Sun Microsystems. He also currently serves on the board and as chair of the audit committee of Codexis, Inc. and on the board and audit committee of BigBand Networks, Inc. He previously served as a board member and chair of the audit committee of Komag from March 2005 to September 2007 and Vitria Technology from July 2003 to October 2006 and on the board of Avanex Corporation from April 2008 to April 2009. Mr. Wolf is the Chair of the Company’s Audit Committee. We believe that Mr. Wolf possesses specific attributes that qualify him to serve as a member of the Board, including his executive experience and his financial and accounting expertise with both public and private companies.

     One current member of the Board, Bruce A. Pasternack, is not up for reelection to the Board, and his Board service will end effective at the Annual Meeting. The Board intends to reduce the size of the Board in connection with the Annual Meeting.

Board Independence

     Quantum’s Corporate Governance Principles provide that a majority of the Board shall consist of independent directors. The Board has determined that each of the director nominees standing for election, except for Richard E. Belluzzo, has no material relationship with Quantum (either directly or as a partner, stockholder or officer of an organization that has a relationship with Quantum) and is independent within the meaning of Quantum’s director independence standards set forth in Quantum’s Corporate Governance Principles, a copy of which may be found on our website located at http://www.quantum.com, by clicking “About Us” from the home page and selecting “Corporate Governance.” These standards reflect all applicable regulations, including the rules of the NYSE and the SEC.

Board Meetings and Committees

     The Board of Directors of the Company held a total of six (6) meetings during Fiscal 2010. In addition, in Fiscal 2010, the non-management directors held four (4) meetings without management present. During Fiscal 2010, each director standing for election attended at least 75% of the meetings of the Board and the meetings of committees, if any, upon which such director served. All of our directors are expected to attend each meeting of the Board and the committees on which they serve and are encouraged to attend annual stockholder meetings, to the extent reasonably possible. All of our directors who were elected at our 2009 annual meeting attended our 2009 annual meeting.

     The Company has an Audit Committee, a Leadership and Compensation Committee, and a Corporate Governance and Nominating Committee. Thomas S. Buchsbaum is the Company’s lead independent director and as such presides at the non-management directors’ meetings.

     The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the Board currently consists of Mr. Dennis P. Wolf, Chair of the committee, Mr. Paul R. Auvil, Mr. Thomas S. Buchsbaum and Mr. Edward M. Esber, Jr., all of whom are independent directors and financially literate, as defined in the applicable NYSE listing standards and SEC rules and regulations. Our Board has determined that Dennis P. Wolf is an audit committee financial expert as defined by SEC rules. The Audit Committee, which generally meets at least twice per quarter, once prior to quarterly earnings releases and again prior to the filing of the Company’s quarterly and annual reports with the SEC, appoints the Company’s independent registered public accounting firm and is responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting principles and its systems of internal accounting controls. At each meeting, the Audit Committee first meets with Company management and the Company’s independent registered public accounting firm in order to review financial results and conduct other appropriate business. Then, the Audit Committee typically meets with the Company’s independent registered public accounting firm, without the presence of management. The Audit Committee held a total of nine (9) meetings during Fiscal 2010.

     The Leadership and Compensation Committee of the Board is currently composed of Ms. Elizabeth A. Fetter, Chair of the committee, Mr. Paul R. Auvil, Mr. Joseph A. Marengi and Mr. Bruce A. Pasternack, all of whom are independent directors, as defined in the applicable NYSE listing standards. The Leadership and Compensation Committee generally meets in conjunction with Board meetings and at other times as deemed necessary by the committee or the Board. The Company’s lead independent director typically attends the committee meetings. The committee held a total of seven (7) meetings during Fiscal 2010. The committee operates under a written charter that is reviewed by the Board on an annual basis. The committee’s charter was last reviewed and approved on October 30, 2009. The committee’s primary mission is to ensure the Company provides appropriate leadership and compensation programs to enable the successful execution of its corporate strategy and objectives and to ensure the Company’s programs and practices are market competitive and consistent with corporate governance best practices. The committee’s primary objectives are to (1) review and approve the Company’s compensation philosophy, strategy and practices, (2) review and approve executive compensation for all executive officers and vice presidents (other than for the CEO) and make recommendations to the Board regarding CEO and non-employee director compensation and (3) review the Company’s strategy and practices relating to the attraction, retention, development, performance and succession of its leadership team.

     The committee has the power to delegate its authority to the Company’s management or to a subcommittee (subject to limitations of applicable law and provided that the committee may not delegate its authority as it relates to the compensation of the CEO and the other Section 16 officers), but did not do so during Fiscal 2010. The committee is also empowered to hire outside consultants and advisors in connection with performing its duties.

     With respect to the determination of the amount and form of the compensation for the Company’s non-employee directors, the Company’s management team (specifically the Company’s CEO and Senior Vice President of Human Resources) provides information, analysis and recommendations to the Committee on matters such as competitive market practices, target compensation levels and non-employee director compensation program design. In addition, the Committee’s independent compensation consultant as identified in the Compensation Discussion and Analysis also provides analysis and advice on the market competitiveness of our non-employee directors’ compensation program (both in relation to the Company’s peer groups and to the broader technology market), as well as on current trends and developments, and specific non-employee director compensation program design recommendations. While the Committee carefully considers all of the information and recommendations made by members of management and its independent compensation consultant, ultimate authority for all decisions relating to the non-employee director compensation program rests with the Committee and the Board of Directors.

     The Corporate Governance and Nominating Committee is currently composed of Mr. Michael A. Brown, Chair of the committee, Mr. Thomas S. Buchsbaum and Mr. Edward M. Esber, Jr., all of whom are independent directors, as defined in the applicable NYSE listing standards. The Corporate Governance and Nominating Committee, which meets at least twice annually, assists the Board by identifying and recommending prospective director nominees, develops corporate governance principles for Quantum, advises the Board on corporate governance matters, including Board and committee composition, roles and procedures, recommends to the Board a lead independent director, oversees the evaluation of the Board, considers questions of possible conflicts of interest of Board members and of senior executives and oversees and reviews the process for succession planning of the Company’s Chief Executive Officer. The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders pursuant to the procedures outlined in the Company’s Bylaws and as set forth herein. The Corporate Governance and Nominating Committee held five (5) meetings during Fiscal 2010.

     Each of our committees is governed by a written charter, copies of which are posted on our website. The Internet address for our website is http://www.quantum.com, where the charters may be found by clicking “About Us” from the home page and selecting “Corporate Governance.” A free printed copy of the charters also is available to any stockholder who requests it from Quantum’s Investor Relations Department at the address stated below in the Section of this Proxy Statement entitled “Communicating with the Company” or who submits an online request by visiting the Company’s website at http://www.quantum.com, where the request form may be found by clicking “About Us” from the home page and selecting “Contact Investor Relations.”

Board’s Role in Risk Oversight

     The Company faces a wide spectrum of risks, including financial, strategic, operational, and regulatory exposures. On behalf of the Board of Directors, the Company’s Audit Committee has primary responsibility for the oversight of those risks. In accordance with its charter, the Audit Committee oversees the Company’s policies and processes for risk assessment and management, including discussions of its major risk exposures, the associated risk mitigation activities, and the practices under which risk management is implemented throughout the Company. The Board’s other committees also oversee risks associated with their respective areas of responsibility, such as the Leadership and Compensation Committee’s review of risks arising from compensation practices. The full Board is updated regarding its committees’ risk oversight and other activities through its regular reporting and discussion practices.

     While the Board is responsible for risk oversight, risk management accountability lies with the Company’s management team. The Company’s general counsel has executive responsibility for the majority of its risk management practices, including maintenance of its enterprise risk management practices, completion of the annual risk assessment, and management and promotion of the Company’s ethics and compliance program. Formal risk management reports are provided by the general counsel to the Audit Committee on a periodic basis, with ongoing updates and discussions occurring as appropriate at Board meetings. In addition, other appropriate risk assessment and mitigation techniques are implemented and applied throughout the Company’s different operations and functional teams, with the involved management representatives providing updates to the Board as needed.

Leadership Structure

     The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer, and has a separate named lead independent director position to further strengthen the governance structure. The Board believes this provides an efficient and effective leadership model for the Company. Combining the Chief Executive Officer and Chairman roles is believed to foster clear accountability, effective decision-making, and alignment on corporate strategy and execution, as well as facilitate information flow between management and the Board, which are believed to be essential to effective governance. To assure effective independent oversight, the Board has adopted a number of governance practices, including: a strong, independent, and clearly-defined lead independent director role and executive sessions of the independent directors that take place after every regular board meeting. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management. Our lead independent director has significant responsibilities, which are set forth in the Company’s Corporate Governance Principles, and include:
  to facilitate regular meetings of the Company’s non-management directors (without management present) and to set the agenda and establish the frequency of these meetings;

  to collaborate with the Chairman of the Board on the agenda for Board meetings; and

  to act as a liaison to shareholders who request direct communication with the Board.
Director Education

     The Company’s Corporate Governance Principles encourage directors to pursue ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments. In Fiscal 2010, two directors attended a director education program accredited by RiskMetrics Group.

Consideration of Director Nominees

Stockholder Recommendations and Nominations

Recommendations

     It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to Quantum Corporation, attention: Company Secretary, 1650 Technology Drive, Suite 800, San Jose, CA 95110.

Nominations

     A stockholder that desires to nominate a person directly for election to the Board must meet the deadlines, notice procedures and other requirements set forth in Section 2.4 (ii) of Quantum’s Bylaws and the rules and regulations of the SEC. Quantum’s Bylaws can be found on our website. The Internet address for our website is http://www.quantum.com, where the Bylaws may be found by clicking “About Us” from the home page and then selecting “Corporate Governance.”

Identifying and Evaluating Nominees for Director

     The Corporate Governance and Nominating Committee uses the following procedures to identify and evaluate individuals recommended or offered for nomination to the Board:
  The committee regularly reviews the current composition and size of the Board.
  The committee annually evaluates the performance of the Board as a whole and the performance and qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders.
  In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.
  The committee reviews the qualifications of any candidate who has been properly recommended or nominated by a stockholder, as well as any candidate who has been identified by management, individual members of the Board or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper, including the retention of third parties to review potential candidates.
  The committee will evaluate each candidate in light of the general and specific considerations that follow. The committee evaluates all nominees, whether or not recommended by a stockholder, in the same manner, as described in this Proxy Statement.
  After reviewing and considering all candidates presented to the committee, the committee will recommend a slate of director nominees to be approved by the full Board.
  The committee will endeavor to promptly notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to the Board.
General Considerations

     A candidate will be considered in the context of the current perceived needs of the Board as a whole. Generally, the Corporate Governance and Nominating Committee believes that the Board should be comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Specific Considerations

Specific considerations include the following:
  The current size and composition of the Board and the needs of the Board and its committees.
  Previous experience serving on a public company board or as a member of the senior management of a public company.
  Whether the candidate would be an independent director as defined under all applicable regulations, including the rules of the NYSE and the SEC.
  The possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company.
  Key personal characteristics such as strategic thinking, objectivity, independent judgment, integrity, intellect and the courage to speak out and actively participate in meetings.
  Knowledge of, and familiarity with, information technology.
  The absence of conflicts of interest with the Company’s business.
  A willingness to devote a sufficient amount of time to carry out his or her duties and responsibilities effectively, including, at a minimum, a commitment to attend at least six Board meetings per year and to serve on a committee.
  Commitment to serve on the Board for an extended period of time.
  Diversity of thinking or background.
  Such other factors as the Corporate Governance and Nominating Committee may consider appropriate.
     The Board believes that all of the nominees for election to our Board meet the general and specific considerations outlined above.

     Furthermore, the nominees represent a diverse group of business leaders. Most of the nominees either held or are currently holding senior leadership positions at major companies. All of the nominees also have experience serving on boards of directors, advisory boards and board committees of other public companies, which provides them with an understanding of different business processes, challenges and strategies.

     The Corporate Governance and Nominating Committee and the Board believe that the skill and experience set of the nominees mentioned above provide the Company with a diverse range of judgment and perspectives critical in guiding the Company’s strategies and overseeing their execution.

     All of the nominees for election to our Board have previously served as Quantum directors.

Communications to the Board

     Stockholders, employees and other interested parties may contact the Board, the Company’s lead independent director, the non-management directors as a group or any of our directors by writing to them c/o Quantum Corporation, attention: Company Secretary, 1650 Technology Drive, Suite 800, San Jose, CA 95110, or by email at BoardofDirectors@Quantum.com. If any such interested parties wish to contact the Board, a member of the Audit Committee, the Company’s lead independent director, our non-management directors as a group or any of our directors to report a concern about Quantum’s conduct or about questionable accounting, internal accounting controls or auditing matters, such parties may do so anonymously by using the address above and designating the communication as “confidential.” Alternatively, concerns may be reported anonymously by phone or via the world-wide-web to the following toll-free phone number or Internet address 1-866-ETHICSP (1-866-384-4277); www.ethicspoint.com. These resources are operated by Ethicspoint, an external third-party vendor that has trained professionals to take calls, in confidence, and to report concerns to the appropriate persons for proper handling. Communications raising safety, security or privacy concerns, or that otherwise relate to improper activities will be addressed in an appropriate manner.

Director Compensation

     During Fiscal 2010, Nonemployee Directors received quarterly retainers of $10,000 and an additional quarterly retainer of $1,875 for serving on the Corporate Governance and Nominating Committee, of $2,500 for serving on the Leadership and Compensation Committee and of $3,125 for serving on the Audit Committee, all of which were paid in cash.

     In addition, during Fiscal 2010, the Chair of each Board committee and the lead independent director received the following quarterly retainers, all of which were paid in cash: $6,250 for the lead independent director, $1,875 for the Chair of the Audit Committee and for the Chair of the Corporate Governance and Nominating Committee and $1,250 for the Chair of the Leadership and Compensation Committee. No per-meeting fees were paid.

     During Fiscal 2010, each Nonemployee Director also received a grant of stock options under the Nonemployee Director Equity Incentive Plan, as amended and restated on November 10, 2007 (the “Plan”), which was approved by the Company’s stockholders at the 2003 and the 2007 annual meetings of Stockholders. The Board, in its discretion, selects Nonemployee Directors to whom options and/or other forms of equity awards may be granted, the time or times at which such options and/or other equity awards may be granted, the number of shares subject to each grant and the period over which such options become exercisable. During Fiscal 2010, each Nonemployee Director received an option to purchase 66,000 shares of Common Stock. All options were granted at an exercise price of $1.16, the closing price of the Company’s Common Stock on the grant date. The options vest as follows: 25% vests on each of December 1, 2009, March 1, 2010, June 1, 2010 and September 1, 2010. In connection with the termination of Mr. Pasternack’s Board service effective as of the date of the 2010 Annual Meeting, and in recognition of his service on the Board for the full year beginning with the 2009 annual meeting of stockholders (and for which period the grant of the Fiscal 2010 stock options was intended to compensate Mr. Pasternack), the Leadership and Compensation Committee approved an amendment to his stock award to accelerate the vesting of the final 25% of Mr. Pasternack’s Fiscal 2010 stock option grant from September 1, 2010 to August 17, 2010, so that it would be fully vested on the date of the 2010 Annual Meeting.

     All options granted to Nonemployee Directors in Fiscal 2010 contain the following terms: (i) the exercise price per share of Common Stock was 100% of the fair market value of the Company’s Common Stock on the date the option was granted; (ii) the options expire seven years after the date of grant; and (iii) the option may be exercised only while the director remains a director or within 3 years after the date the director ceases to be a director of the Company, or such longer period as may be determined by the administrator of the Plan.

     The Board generally may amend or terminate the Plan at any time and for any reason, except that the Board will obtain stockholder approval for material amendments to such plan, as required by the rules of the NYSE.

     Employee directors receive no additional compensation for their service on the Board or on committees of the Board.

Compensation paid to the Nonemployee Directors during Fiscal 2010 is set forth in the following Director Compensation Table.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(4)	Option Awards (3)(4)	Non Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Auvil III, Paul R.	$60,000	$0	$55,394	$0	$0	$0	$115,394
Brown, Michael A.	$55,000	$0	$55,394	$0	$0	$0	$110,394
Buchsbaum, Thomas S.	$85,000	$0	$55,394	$0	$0	$0	$140,394
Esber, Jr., Edward M.	$60,000	$0	$55,394	$0	$0	$0	$115,394
Fetter, Elizabeth A.	$55,000	$0	$55,394	$0	$0	$0	$110,394
Marengi, Joseph A.	$50,000	$0	$55,394	$0	$0	$0	$105,394
Pasternack, Bruce A.	$50,000	$0	$55,394	$0	$0	$0	$105,394
Wolf, Dennis P.	$60,000	$0	$55,394	$0	$0	$0	$115,394

(1)	Fees Earned or Paid in Cash include the following:

Name	Board Retainer	Committee Membership Retainer	Committee Chair Retainer	Lead Independent Director Retainer	Total Fees Earned or Paid in Cash
Auvil III, Paul R.	$40,000	$20,000	$0	$0	$60,000
Brown, Michael A.	$40,000	$7,500	$7,500	$0	$55,000
Buchsbaum, Thomas S.	$40,000	$20,000	$0	$25,000	$85,000
Esber, Jr., Edward M.	$40,000	$20,000	$0	$0	$60,000
Fetter, Elizabeth A.	$40,000	$10,000	$5,000	$0	$55,000
Marengi, Joseph A.	$40,000	$10,000	$0	$0	$50,000
Pasternack, Bruce A.	$40,000	$10,000	$0	$0	$50,000
Wolf, Dennis P.	$40,000	$12,500	$7,500	$0	$60,000

(2)	No restricted stock units were granted in Fiscal 2010.

(3)
Each director received an option grant of 66,000 options on September 1, 2009. Value of option awards was computed in accordance with Statement of Financial Accounting Standards Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). Assumptions used in the calculation of the value are disclosed under “Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed with the SEC on or about June 11, 2010. The actual value realized by the director with respect to option awards, if any, will depend on the difference between the market value of Quantum’s Common Stock on the date the option is exercised and the exercise price.

(4)	Outstanding equity awards for each of the above directors as of March 31, 2010 are as follows:

Name	Awards Outstanding	Options Outstanding	Total Equity Awards Outstanding
Auvil III, Paul R.	0	149,000	149,000
Brown, Michael A.	0	187,000	187,000
Buchsbaum, Thomas S.	0	206,167	206,167
Esber, Jr., Edward M.	0	303,939	303,939
Fetter, Elizabeth A.	0	194,500	194,500
Marengi, Joseph A.	0	160,000	160,000
Pasternack, Bruce A.	0	154,500	154,500
Wolf, Dennis P.	0	154,500	154,500

Leadership and Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The members of the Company’s Leadership and Compensation Committee are Ms. Elizabeth A. Fetter, Chair of the committee, Mr. Paul R. Auvil, Mr. Joseph A. Marengi and Mr. Bruce A. Pasternack. No member of the Leadership and Compensation Committee is currently, nor has any been at any time since the formation of the Company, an officer or employee of the Company or any of its subsidiaries. Likewise, no member of the Leadership and Compensation Committee has entered into a transaction, or series of similar transactions, in which they will have a direct or indirect material interest adverse to the Company. No interlocking relationships exist between any member of the Board or Leadership and Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Required Vote

     Each stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled. Alternatively, a stockholder may distribute the stockholder’s votes on the same principle among as many candidates as the stockholder would like, provided that votes cannot be cast for more than eight (8) candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless such candidate has been properly nominated in accordance with the Company’s Bylaws and a proxy card has been submitted to the Company in accordance with this Proxy Statement. The proxy holders may exercise discretionary authority to cumulate votes and to allocate such votes among management’s nominees in the event that additional persons are nominated at the Annual Meeting for election of directors.

     Directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” the director. If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation to the Board of Directors for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or reject the tendered resignation, and the Board will act on the committee's recommendation.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending March 31, 2011. The Board recommends that stockholders vote for ratification of such appointment. In the event of a vote against such ratification, the Board of Directors will reconsider its selection. A representative of PricewaterhouseCoopers LLP is expected to be available at the Annual Meeting with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions. The affirmative vote of a majority of the total number of shares entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2011.

COMPENSATION DISCUSSION & ANALYSIS

     This Compensation Discussion and Analysis (“CD&A”) describes the overall philosophy and material elements of compensation provided to the principal executive officer, the principal financial officer, and the three executive officers who were the next most highly-compensated executive officers of Quantum Corporation as of the end of Fiscal 2010. These individuals are:
  Richard E. Belluzzo, our Chairman of the Board of Directors and Chief Executive Officer (our “CEO”);

  Jon W. Gacek, our Executive Vice President, Chief Operating Officer and Chief Financial Officer (our “COO/CFO”);

  William C. Britts, our Executive Vice President, Sales & Marketing;

  Gerald G. Lopatin, our Executive Vice President, Engineering; and

  Shawn D. Hall, our Senior Vice President, General Counsel and Secretary.
     These executive officers were our named executive officers (the “NEOs”) for Fiscal 2010. In this CD&A, Quantum Corporation is referred to as “our,” “us,” “we,” or “the Company.”

     Compensation Objectives and Philosophy

     The Leadership and Compensation Committee of the Board of Directors (the “Committee”) believes that our executive compensation program should facilitate achievement of the Company's short-term and long-term business objectives. To this end, the Committee aims to attract, motivate, and retain the most qualified executive talent to accomplish these objectives. The Committee believes in a pay-for-performance philosophy under which the design of the executive compensation program, and the compensation levels provided to our executive officers under the executive compensation program, should be heavily connected to overall Company and individual performance.

     Consequently, our executive compensation program is designed to offer target cash and equity compensation opportunities at market-competitive levels (established by the Committee as the market median) and to reward superior Company and individual performance with above-market compensation. Company performance, as measured by pre-established corporate performance metrics and share price, together with individual performance as measured through the Company’s annual performance evaluation process, greatly affect annual and long-term compensation levels. Actual annual executive compensation is expected to be below the market median if the Company and/or the executive officer do not achieve the designated performance objectives, as has been the case in recent years. The Committee believes that this program aligns the interests of our executive officers with those of our stockholders in promoting the creation of long-term stockholder value.

     Process for Determining Executive Compensation

     Role of the Leadership and Compensation Committee – The Committee oversees and approves all compensation and benefit arrangements for our executive officers, including the NEOs. In the case of the compensation of our CEO, the Committee, together with the other independent members of the Board of Directors, reviews and approves his compensation. A substantial portion of the Committee’s work involves determining total compensation levels for our executive officers and evaluating Company and individual executive performance. The Committee considers a variety of factors when determining total compensation levels. These factors include the recommendations of our CEO and Senior Vice President of Human Resources, the recommendations of the Committee’s compensation consultant, and the results of competitive studies and analyses prepared by the Committee’s compensation consultant and those prepared by management.

     Role of Compensation Consultant – During Fiscal 2010, the Committee engaged Compensia, Inc., a national executive compensation consulting firm (the “Consultant”), to provide analysis of the market competitiveness of our executive compensation program, against both the Company’s peer group, discussed below, as well as the broader high-technology market, advice regarding current trends and developments in executive compensation, and specific executive compensation program design and individual executive compensation recommendations, including advice with respect to Fiscal 2010 base salary adjustments, bonus awards and equity awards for the executive officers. The Consultant serves at the discretion of the Committee and provides services only to the Committee. The Consultant regularly meets with the Committee both with and without management present.

     Role of Management – Our CEO and Senior Vice President of Human Resources provide recommendations to the Committee on various executive compensation matters, including target compensation levels, compensation program design, annual corporate performance metrics and target levels, and evaluations of corporate and executive officer performance. Management also provides the Committee with competitive market data from various national survey sources to supplement the market data provided by the Consultant. In addition, as discussed below, our CEO makes individual compensation recommendations to the Committee for our executive officers. While the Committee considers all recommendations made by management, ultimate authority for all compensation decisions regarding our executive officers, including the NEOs, other than our CEO, rests with the Committee and, in the case of our CEO, rests with the Committee together with the other independent members of the Board of Directors. Certain members of management, including our CEO, our COO/CFO, our Senior Vice President and General Counsel and our Senior Vice President of Human Resources, attend Committee meetings and participate in the Committee’s discussions and deliberations. However, these individuals are not present when the Committee discusses and determines their compensation. The Committee also may meet without any members of management present at any time.

     Competitive Positioning – The Committee considers the compensation market data provided by the Consultant and management, including data from the Company’s peer group and from the annual Radford U.S. Executive Survey of similarly sized high-technology companies ($750M to $1.5B in annual revenue) to determine market-competitive compensation levels (i.e., the market median).

     For Fiscal 2010, the Committee developed, with the assistance of the Consultant, a peer group of 22 technology companies (the “Peer Group”). In recommending the specific companies to include in the Peer Group, the Consultant used the following selection criteria:
  Technology hardware and equipment companies;
  Inclusion of smaller, high-growth companies in the Company’s area of focus (high-technology storage solutions); and
  Comparability to the Company in terms of revenue, market capitalization and number of employees.
     Based on the above criteria, the Consultant recommended, and the Committee approved, the following Peer Group for Fiscal 2010:
  3Par, Inc.
  Adaptec, Inc.
  Avid Technology Inc.
  Avocent Corporation
  Black Box Corporation
  Brocade Communications Systems, Inc.
  Checkpoint Systems, Inc.
  CommVault Systems, Inc.
  Compellent Technologies, Inc.
  Datalink Corp.
  Dot Hill Systems Corp.
  Emulex Corp.

  F5 Networks, Inc.
  Hutchinson Technology Incorporated
  Imation Corp.
  Integrated Device Technology, Inc.
  Isilon Systems, Inc.
  LSI Corporation
  NetApp, Inc.
  Plantronics, Inc.
  Qlogic Corporation
  Silicon Graphics International Corp.
     For the prior several fiscal years, the Committee utilized two separate peer groups for compensation purposes. The primary peer group, which was used for competitive annual cash compensation positioning purposes, consisted of companies with revenue and industry similarities. Because many of these companies were substantially larger than the Company in terms of market capitalization, a secondary peer group, consisting of companies with similar market capitalizations, was used for equity compensation comparison and planning purposes. In conducting its annual review of the Company’s peer group for Fiscal 2010, the Consultant recommended that the Committee establish and use a single peer group for all compensation purposes. The Consultant determined that a single peer group could be established for all compensation purposes using the above selection criteria and that a single peer group would provide for a more appropriate and better assessment of the competitive executive compensation market.

     Although a number of the companies in the Peer Group for Fiscal 2010 are taken from the primary and secondary peer groups used for the fiscal year ended March 31, 2009 (“Fiscal 2009”), it was necessary in order to develop a single peer group with an appropriate number of companies, and with companies that met at least two of the selection criteria, to remove certain companies that were in the Fiscal 2009 peer groups as well as to add new companies to those companies carried over from the Fiscal 2009 peer groups. The following companies were removed from the Fiscal 2009 peer groups and not included in the Fiscal 2010 Peer Group (Agilysys Inc., Atmel Corporation, CTS Corporation, Data Domain, Inc. (acquired), MTS Systems Corp., Plexus Corp., Powerwave Technologies Inc., Radisys Corporation, Silicon Storage Technology, Inc., TEKELEC and ViaSat Inc.) and the following new companies were added to the Fiscal 2010 Peer Group (3Par, Inc., Avid Technology Inc., Avocent Corporation, Brocade Communications Systems, Inc., CommVault Systems, Inc., Compellent Technologies, Inc., F5 Networks, Inc., Isilon Systems, Inc. and LSI Corporation). As a result, each of the companies in the Fiscal 2010 Peer Group meet at least two of the selection criteria described above.

     Performance Evaluation Process

     The Company believes strongly in maintaining a compensation program that reflects a pay-for-performance philosophy. Accordingly, we have established and follow a formal annual performance evaluation process under which the individual performance of our executive officers is reviewed by our CEO and then by the Committee. Under this process, which typically occurs in June of each year, our CEO conducts and prepares written performance evaluations for each of our executive officers. Each executive officer is evaluated by our CEO based on demonstrated leadership skills, individual contributions to the success of the Company during the fiscal year, and results against any pre-established annual performance objectives. Based on this evaluation, each executive officer is assigned a performance evaluation rating by our CEO. Upon the completion of the written performance evaluations and the assignment of a rating, our CEO meets with the Committee to review and discuss these performance evaluations and his rationale for the assigned performance ratings.

     Executive Compensation Review and Approval Process

     As part of the annual performance evaluation process, our CEO presents compensation recommendations for our executive officers to the Committee, including with respect to base salary adjustments, bonus payouts and equity awards. In making his compensation recommendations for our executive officers, our CEO takes into account the following factors:
  The median compensation levels from the Peer Group and the Radford U.S. Executive Survey for each element of compensation for each executive officer;
  The annual performance of the executive officer based on our CEO’s assessment of his contributions to the Company’s overall performance, including the ability of the executive officer to successfully lead his functional organization and work effectively across the entire organization;
  The scope of the executive officer’s role and the assumption of any additional duties and responsibilities by the executive officer during the fiscal year;
  Internal compensation equity among our executive officers;

  The Company’s performance against the performance goals and objectives established by the Committee and the Board of Directors for the fiscal year; and
  The Company’s performance for the fiscal year against the Peer Group.
     In making his compensation recommendations to the Committee, our CEO considers each of the above factors and no single factor is determinative.

      Through the performance evaluation and compensation review process, the Committee reviews the written performance evaluations, discusses the individual performance of each executive officer, reviews the compensation recommendations of our CEO and approves the compensation for our executive officers. With respect to the performance evaluation and compensation review process for our CEO, the Committee and the other independent members of the Board of Directors conduct a similar review of our CEO’s performance against his pre-established objectives for the fiscal year and determines our CEO’s compensation package for the fiscal year.

     Elements of Compensation

     Consistent with our compensation philosophy and objectives, the Committee provides a mix of compensation elements that emphasizes annual cash incentives and long-term equity incentives. To that end, our executive compensation program consists of base salary, an annual bonus, equity awards, and perquisites and other benefits. Set forth below is a discussion of each element of compensation, how each amount is determined, and how each element fits into our overall compensation philosophy.

     Base Salary

     Overview

     The Committee believes that it is necessary to provide base salaries to enable the Company to secure the services of key executive talent. The base salaries of our executive officers are typically reviewed as part of our annual performance evaluation and compensation review process and are adjusted in accordance with individual performance and competitive practice. In addition, base salaries may be adjusted in the case of promotions. As in previous years, the Committee continues to generally position the base salaries of our executive officers at approximately the median of the competitive market.

     Base Salary Adjustments Made in Fiscal 2010

     In reviewing the base salary of our CEO in Fiscal 2010, the Committee, together with the other independent members of the Board of Directors, compared his base salary against the median base salaries of the CEOs in the Peer Group as well as against the median base salaries of the CEOs in the Radford U.S. Executive Survey of similarly sized high-technology companies. This review showed our CEO’s base salary to be above the market median. After considering the market review and both Company and our CEO’s performance for the prior fiscal year, the Committee, together with the other independent members of the Board of Directors, determined not to increase our CEO’s base salary for Fiscal 2010. As a result, our CEO’s base salary remained at $700,000 for Fiscal 2010.

     In reviewing the base salaries of the remaining executive officers, including the NEOs, in Fiscal 2010, our CEO and the Committee compared the base salaries against the median base salaries for comparable positions in the Radford U.S. Executive Survey for similarly-sized high-technology companies. This review showed the base salaries for our executive officers, other than for Mr. Gacek, to be at approximately the market median. After considering the market review, as well as each of the other factors noted above for reviewing executive officer compensation, our CEO recommended, and the Committee approved, the following base salaries for the NEOs for Fiscal 2010:

	FY 2009 Base	FY 2010 Base	Percentage Increase
Mr. Gacek	$370,024	$394,024	6.40%
Mr. Britts	$350,004	$350,004	0.00%
Mr. Lopatin	$310,000	$310,000	0.00%
Mr. Hall	$290,019	$290,019	0.00%

     Mr. Gacek’s base salary was increased by $24,000 to reflect the expanded scope of his job resulting from his assumption of the position of Chief Operating Officer, in addition to his position as Chief Financial Officer, to recognize his high level of performance for the prior fiscal year and to position his base salary at approximately the market median of the base salaries for Chief Operating Officers/Chief Financial Officers. The decision not to adjust the base salaries of the remaining NEOs for Fiscal 2010 was also consistent with the Company’s decision to provide for no across-the board employee merit budget for Fiscal 2010.

     Annual Bonus

     Overview of Annual Bonus Plan

     Our executive officers, including the NEOs, are eligible to earn annual bonuses under Quantum’s Executive Officer Incentive Plan (the “Executive Officer Incentive Plan”). The Executive Officer Incentive Plan is an annual incentive plan which is intended to provide competitive annual incentive compensation opportunities to our executive officers while supporting our pay-for-performance philosophy. The Executive Officer Incentive Plan supports this philosophy by tying annual cash incentive compensation levels to both corporate and individual performance.

     Target Annual Bonus Awards

     Each executive officer, including the NEOs, has a target annual bonus award opportunity under the Executive Officer Incentive Plan that is established as a percentage of his or her base salary. Typically, target annual bonus award opportunities are reviewed as part of our annual compensation review process and are adjusted in accordance with competitive practice.

     For Fiscal 2010, the Committee increased the target annual bonus award opportunity for Mr. Hall to 50% from 40% to better align his bonus opportunity internally with the other NEOs as well as with the market median target annual bonus opportunity for comparable positions. Following this increase to Mr. Hall’s target annual bonus award opportunity, the Committee determined that the target annual bonus award opportunity for each of the other NEOs was internally aligned and competitively positioned at approximately the market median. Therefore, the Committee did not adjust any of the other target annual bonus award opportunities for Fiscal 2010. For Fiscal 2010, the target annual bonus award opportunities for the NEOs were as follows:

FY 2010 Target Award (as a Percentage of Base Salary)
Mr. Belluzzo	100%
Mr. Gacek	70%
Mr. Britts	70%
Mr. Lopatin	60%
Mr. Hall	50%

     Although each executive officer has an annual bonus target, bonus awards for our executive officers under the Executive Officer Incentive Plan may be above or below the established target annual bonus award opportunities, as determined by the Committee, depending on actual Company and individual performance.

     Performance Metrics and Funding for Fiscal 2010 Bonus Plan

     For Fiscal 2010, the Committee approved the continued use of Non-GAAP operating income as the Company performance metric for the Executive Officer Incentive Plan. The Company and the Committee continue to believe that Non-GAAP operating income is an appropriate measure of the Company’s financial performance as it reflects the level of growth resulting from the successful execution of our annual operating plan consistent with producing an appropriate return for the Company’s stockholders and satisfying the Company’s obligations to its debt holders. For this purpose, “Non-GAAP operating income” is defined as operating income minus restructuring charges, amortization of intangibles, and stock-based compensation charges.

     The Executive Officer Incentive Plan provides for annual awards based upon the achievement of a pre-established annual Non-GAAP operating income target. The annual non-GAAP operating income target for Fiscal 2010 was set at the beginning of Fiscal 2010 in conjunction with the approval of the Company’s annual operating plan. The annual operating plan is considered and discussed extensively by the Board of Directors and senior management before it is approved by the Board of Directors. The annual Non-GAAP operating income target for Fiscal 2010 was set at $86.1 million and represented a significant increase over the Fiscal 2009 Non-GAAP operating income target. The Board of Directors believed that the achievement of this target level would require a high level of performance by our CEO and executive officers.

     In the case of our executive officers other than our CEO, the Fiscal 2010 bonus under the Executive Officer Incentive Plan was to be based entirely on the achievement of the annual Non-GAAP operating income target. In the case of our CEO, his Fiscal 2010 bonus opportunity under the Executive Officer Incentive Plan was tied to the achievement of both the annual Non-GAAP operating income target and to exiting Fiscal 2010 with disk systems and software revenue at or above a pre-established annual rate as determined by the Board of Directors. Each of these metrics for our CEO was weighted equally by the Committee.

     For purposes of bonus funding, the Committee establishes a bonus pool that is intended to fund both the Executive Officer Incentive Plan and the Quantum Incentive Plan (“QIP”). The QIP is the annual incentive plan for the Company’s non-executive officers and other eligible non-commissioned employees. This bonus pool may be funded with cash and/or shares of the Company’s common stock, including restricted stock units (“RSUs”) as determined by the Committee in its discretion. For Fiscal 2010, the Committee determined that the bonus pool would be funded with cash in an amount equal to 50% of the Company’s Non-GAAP operating income in excess of the Fiscal 2010 annual Non-GAAP operating income target. For performance less than the target, the Committee determined that there would be no funding of the bonus pool.

     Following the completion of Fiscal 2010, the Committee compared the Company’s actual Non-GAAP operating income results to the annual target. Although the Company’s actual reported results for Fiscal 2010 of $80.0 million fell short of the annual target, the Committee noted that the reported results did not include the impact of a significant amount of revenue that was earned in Fiscal 2010 pursuant to the Company’s OEM DXI software agreement. Although this revenue was earned in Fiscal 2010, to comply with GAAP and contractual requirements, it was determined that the revenue could not be recognized and reported until Fiscal 2011. Had this revenue been reported in the Company’s Fiscal 2010 results, the Company’s actual reported Non-GAAP operating income results for Fiscal 2010 would have exceeded the annual target. The Committee believed that based on its compensation philosophy and the spirit of the Executive Officer Incentive Plan and QIP, this revenue was attributable to Fiscal 2010 efforts and should be measured as such. Based on this determination by the Committee, a bonus pool of $1.6 million (equal to 50% of excess operating income above the target of $86.1 million) was funded for Fiscal 2010.

     Bonus Awards Earned for Fiscal 2010

     Provided a bonus pool is funded for the Executive Officer Annual Incentive Plan and the QIP by the Committee, our CEO makes recommendations for bonus awards to our executive officers, other than himself, based on the individual bonus targets for our executive officers as well as on his assessment of their individual performance for the fiscal year. The Committee ultimately approves all bonus awards to our executive officers under the Executive Officer Incentive Plan and is not bound by the recommendations of our CEO. The Committee, together with the other independent members of the Board of Directors, determines the bonus award, if any, payable to our CEO from the funded bonus pool.

     Based on the nominal size of the bonus pool for Fiscal 2010, our CEO recommended that the bonus pool be used to provide bonus awards only to certain non-executive officers and to the other bonus-eligible employees of the Company below the officer level. In making his recommendation, our CEO determined that it was in the best interests of the Company and the stockholders to provide meaningful bonus awards to those employees to recognize and reward them for the Company’s financial performance in Fiscal 2010 in a very challenging environment. Our CEO further recognized that providing bonus awards to the executive officers of the Company would substantially deplete the bonus pool and result in little or no bonus awards for the employees below the executive officer level. After considering and discussing the CEO’s recommendation, the Committee, together with the other independent members of the Board of Directors, determined that under the circumstances it was not appropriate to provide bonus awards to the executive officers and approved the CEO’s recommendation. However, the Committee and the Board of Directors approved special, strategic bonus awards of $90,000 to our CEO and $60,000 to Mr. Gacek outside of the Executive Officer Incentive Plan to reflect their high level of individual performance and significant contributions during Fiscal 2010 in positioning the Company for long-term operational and financial success.

     Bonus Awards Earned for Fiscal 2009 and Paid in Fiscal 2010

     Following the completion of Fiscal 2009, and based on the Company’s achievement of over 98% of the annual Non-GAAP operating income target for Fiscal 2009, the Committee determined, in its discretion, that it was appropriate to fund the bonus pool under the Executive Officer Incentive Plan and the QIP for Fiscal 2009 to enable the Company to reward key employees for their role in achieving these results. The Committee determined to fund the bonus pool with a total of 1,400,000 RSUs. The Committee concluded that this number of RSUs and the resulting total value of the RSUs, based on the Company’s stock price at that time, represented a reasonable funding level for the results achieved for Fiscal 2009. Of this total pool, the Committee determined to allocate a total of 500,000 RSUs for purposes of making awards to our executive officers, including the NEOs, under the Executive Officer Incentive Plan as well as to the non-executive officers under the QIP. In keeping with the Company’s on-going efforts to control operating costs and conserve cash at that time, the Committee determined to use RSUs rather than cash to fund the bonus pool.

     With respect to the NEOs the Committee approved the following bonus awards from the total pool of 500,000 RSUs:

	Bonus Award (RSUs)	Grant Date Value
Mr. Belluzzo	100,000	$117,000
Mr. Gacek	50,000	$58,500
Mr. Britts	30,000	$35,100
Mr. Lopatin	40,000	$46,800
Mr. Hall	30,000	$35,100

     The determination of the size of the bonus awards for our executive officers, other than for our CEO, was based on the recommendations of our CEO. Our CEO made his recommendations based on his evaluation of the individual performance of each executive officer. In the case of the award to our CEO, the size of his award was determined by the Committee together with the other independent members of the Board of Directors and was based on their assessment of his performance against his specific objectives for Fiscal 2009. The RSUs awarded to our executive officers will vest in equal annual installments over two years.

     Special Bonus Awards Earned and Paid in Fiscal 2010

     In addition to the above bonus awards, the Committee, based on the recommendation of our CEO, approved special bonus awards for Mr. Gacek, Mr. Lopatin and Mr. Hall. The bonus awards for Messrs. Gacek and Hall were provided in recognition of the leadership and substantial work undertaken by them in Fiscal 2009 and Fiscal 2010 in connection with the Company’s successful completion of the refinancing of its convertible debt. The bonus award to Mr. Gacek consisted of a cash payment of $80,000 and an award of 70,000 RSUs. The bonus award to Mr. Hall consisted of a cash payment of $25,000 and an award of 30,000 RSUs. The Committee determined that the size and form of the bonus awards provided to Messrs. Gacek and Hall were appropriate given the results achieved in the refinancing. The bonus award to Mr. Lopatin consisted of a cash payment of $25,000 and an award of 50,000 RSUs. The bonus award to Mr. Lopatin was provided both for retention purposes and in recognition of his efforts in transforming the engineering function during Fiscal 2009. These RSUs awards will vest one year from the date of the award.

     Equity Awards

     Overview

     Our executive officers, including the NEOs, are eligible to receive long-term equity awards under the Company’s 1993 Long-Term Incentive Plan (the “LTIP”). Equity awards are granted to executive officers to i) provide at-risk equity compensation consistent with the Company’s pay-for-performance philosophy and ii) align executive officers’ and stockholders’ interests by providing executives with significant equity stakes in the Company.

     Determination of Stock Pool

     Each fiscal year, as part of the development and approval of the Company’s annual compensation program, the Committee establishes a stock pool for the purpose of granting annual equity awards to our executive and non-executive officers and other eligible employees. In establishing the size of the overall stock pool, the Committee reviews competitive market data from the Peer Group as well as from the Radford U.S. Executive Survey for similarly sized high-technology companies. Specifically, the Committee considers the size of the median equity awards, based on grant date value, provided to similar executives, reviews and considers the historic and current year “burn rate” associated with the stock pool and assesses the impact of the equity awards to be granted during the fiscal year, when combined with the outstanding equity awards, on “overhang” and stockholder dilution. For this purpose, “burn rate” is defined as number of stock options granted during the year plus number of RSUs granted during the year divided by average number of shares outstanding during the year and “overhang” is defined as number of outstanding stock options at the end of the year plus number of outstanding unvested RSUs at the end of the year plus number of shares remaining for grants at the end of the year divided by total number of shares outstanding at the end of the year.

     Allocation of Stock Pool

     Once the size of the overall stock pool is established, the Committee approves the allocation of a portion of the stock pool to be used to grant equity awards to our executive officers and non-executive officers as a group. The determination of the allocation of the pool for these equity awards is based on the Committee’s analysis and assessment of competitive market practices about equity awards, including the percentage of shares and total equity value reserved for and actually granted to executive officers.

     Form of Annual Equity Awards

     Historically, the Company granted equity awards primarily in the form of stock options because the Committee believes that stock options are an appropriate vehicle for providing our executive officers with the incentive to increase the Company’s share price, and are consistent with the Committee’s pay-for-performance philosophy. However, several years ago, the Committee undertook an initiative to reduce the dilution, burn rate and financial accounting compensation expense resulting from grants of equity awards and, in keeping with that initiative, has granted equity awards in recent years either in whole or in part in the form of RSUs because fewer RSUs are needed to provide comparable equity value to the executive officers. Nevertheless, for Fiscal 2010, the Committee determined that the equity awards granted to the executive officers would be made primarily in the form of stock options, with the specific annual equity award for Fiscal 2010 to be made entirely in stock options. The Committee determined that stock options would be the appropriate equity vehicle for the Fiscal 2010 annual equity awards as it believed that stock options would provide the appropriate incentive to the executive officers to improve the Company’s performance thereby increasing the Company’s stock price.

     Size of Annual Equity Awards

     In determining the size of the annual equity awards to our executive officers, the Committee does not establish specific target equity award levels for them. Instead, our CEO recommends, and the Committee approves, equity award grant guidelines by performance rating for each level of executive and non-executive officer position. The equity award grant guidelines are established based on the number of shares available from the stock pool for equity awards to our executive and non-executive officers. Using these award guidelines, our CEO makes specific recommendations to the Committee regarding the size of the equity award to be granted to each of the executive officers. The recommendations of our CEO as to the size of the equity award for each individual executive officer may vary within the established guidelines based on the following factors: (i) the grant date value of equity awards granted to executive officers at other high-technology companies as reported in the Radford U.S. Executive Survey for similarly sized high-technology companies; (ii) individual performance for the prior fiscal year; (iii) internal equity in terms of the size of the grants among the executive officers and (iv) the current outstanding equity awards held individually by each of the executive officers. Although the Company’s philosophy is to target the market median equity value, based on grant date value, when making equity award grants to our executive officers, the value of the resulting equity awards may be above or below the market median value depending upon the number of shares available for equity grants, the value of those shares and the individual performance of our executive officers.

     The Committee reviews the recommendations of our CEO, including the application of the aforementioned factors to each of our executive officers and ultimately approves the equity awards for the executive officers. The Committee, together with the other independent members of the Board of Directors applies the same factors in determining the size and form of the equity award for our CEO.

     Equity Awards Granted in Fiscal 2010

     In Fiscal 2010, two separate grants of equity awards were made to our executive officers. The first grant of equity awards was based on Company performance for Fiscal 2009 and the second grant of equity awards was the Company’s annual equity grant for Fiscal 2010.

     Equity Awards Granted Based on Fiscal 2009 Performance

     The first equity award was based on Company performance for Fiscal 2009. As a result of the Company exceeding 98% of its annual Non-GAAP operating income target for Fiscal 2009, the Committee granted each of our executive and non-executive officers, other than the CEO, an equity award from a pool of 339,000 RSUs. The size of the pool was established by the Committee when it made the annual equity award grants to the executive and non-executive officers in Fiscal 2009. After the Committee had determined the size of the individual Fiscal 2009 equity awards, it determined that it would reduce the size of those equity awards by 30%. The Committee made this reduction because it wanted to incorporate a performance element into the annual equity award. This 30% reduction was equal to 339,000 RSUs. It further determined that it would provide an additional performance-based equity award to each of the executive and non-executive officers after the completion of Fiscal 2009 if it determined, in its discretion, that Company performance for Fiscal 2009 warranted an additional equity awards.

     Although the additional equity award for each of our executive officers was originally targeted to be equal to 30% of what the executive officer’s total annual equity award would have been for Fiscal 2009 prior to the reduction, the Committee, based on the recommendations of our CEO, provided an actual additional equity award for each of our executive officers that was adjusted up or down from the 30% target. The adjustment from the 30% target was based on our CEO’s evaluation of each executive officer’s individual performance for Fiscal 2009. The total of all such awards granted to our executive and non-executive officers equaled 339,000 RSUs. These additional RSUs will vest one year from the date of the award to align the vesting with the vesting of initial Fiscal 2009 annual equity award. The following table shows the additional RSUs awarded to each of the NEOs:

	RSUs	Grant Date Value
Mr. Gacek	60,000	$70,200
Mr. Britts	25,000	$29,250
Mr. Lopatin	25,000	$29,250
Mr. Hall	20,000	$23,400

     Fiscal 2010 Annual Equity Award Grant Stock Pool

     For the Fiscal 2010 annual equity awards, the Committee approved a total stock pool of 12,250,000 shares. Of that total stock pool, the Committee allocated a total of 5,350,000 shares for purposes of granting equity awards to our executive and non-executive officers in Fiscal 2010. The Committee determined that this pool of shares, and the number of shares to be allocated for granting equity awards to our executive and non-executive officers, was appropriate to assist the Company in (i) granting market-competitive equity awards, (ii) granting equity awards sufficient in size to enable the Company to retain its key management talent, and (iii) granting equity awards in the form of stock options to improve Company performance thereby increasing the Company’s stock price. Additionally, in determining the size of the stock pool, the Committee considered the resulting burn rate to be an important factor. Although the Committee determined that the burn rate of approximately 6.00% for the Fiscal 2010 stock pool was above the median annual burn rate for the Peer Group and for the overall high-technology industry, the Committee concluded that the Company’s resulting three-year average burn for Fiscal 2008 – Fiscal 2010 of approximately 5.15% was in line with the 2010 three-year average burn rate cap established by RiskMetrics for the Company’s industry classification. Moreover, the Committee determined that it was necessary and appropriate to establish a larger stock pool for Fiscal 2010 to meet the foregoing objectives.

     Fiscal 2010 Annual Equity Award Grants

     Using the established equity award guidelines, and the factors established for purposes of determining the size of individual equity awards, the Committee approved the following annual equity awards to the NEOs in Fiscal 2010:

	Stock Options	Grant Date Value
Mr. Belluzzo	800,000	$567,280
Mr. Gacek	500,000	$354,550
Mr. Britts	275,000	$195,003
Mr. Lopatin	375,000	$265,913
Mr. Hall	200,000	$141,820

     For the stock options granted in Fiscal 2010, the Committee chose a three-year vesting schedule with 25% of the options vesting after one year, 50% of the options vesting after two years and the remaining 25% of the options vesting after three years. The Committee chose this vesting schedule for retention purposes and to provide the NEOs with reasonable equity-based compensation over the next three years should the Company’s stock price increase accordingly.

     Timing & Pricing of Equity Awards

     We do not have an established schedule for the granting of equity awards. Instead, the Committee makes awards from time to time as necessary. The Committee has instituted a policy that all equity awards, including stock option grants, will be approved either at a regularly scheduled Committee meeting, with the annual schedule of such meetings established prior to the beginning of the fiscal year, or by unanimous written consent on the first business day of each month, or as close as reasonably possible to the first business day of the month. The actual grant date for equity awards under this policy is the later to occur of the first day of the month or the day the last member of the Committee approves in writing the equity award grant.

     As required by the LTIP, the exercise price for all stock option grants is set at not less than the closing market price of the Company’s common stock on the date of grant.

     Perquisites and Other Benefits

     Perquisites - We offer Company-paid financial counseling and tax preparation services to all executive officers at the vice president level or above, including each of the NEOs. Covered executive officers are entitled to receive up to $6,000 in their initial year of participation, and an additional $3,500 per year thereafter to reimburse them for the cost of such services. The Committee considers this expense to be minimal and appropriate given the level of the participants’ responsibilities. We do not provide any other perquisites or personal benefits to the NEOs that are not available to all other full time employees.

     Employee Stock Purchase Plan - We offer all employees, including the NEOs, the ability to acquire shares of the Company’s common stock through a tax-qualified employee stock purchase plan (the “ESPP”). This plan allows employees to purchase Company stock at a 15% discount relative to the market price. The Committee believes that the ESPP is a cost efficient method of encouraging employee stock ownership.

     Health and Welfare Benefits - We offer health, welfare, and other benefit programs to substantially all full-time employees. We share the cost of health and welfare benefits with its employees, the cost of which is dependent on the level of coverage an employee elects. The health and welfare benefits offered to our executive officers, including the NEOs, are identical to those offered to other full time employees.

     Qualified Retirement Benefits - All US-based employees, including the NEOs, are eligible to participate in the Company’s tax-qualified Section 401(k) Savings Plan. Participants may defer cash compensation up to statutory IRS limits and may receive a matching Company contribution. The matching contribution for the NEOs is reported in a footnote to the Summary Compensation Table. Participants direct their own investments in the Company’s tax-qualified Section 401(k) Savings Plan, which does not include an opportunity to invest in shares of the Company’s common stock.

     Non-Qualified Deferred Compensation Plan - We also maintain a non-tax qualified deferred compensation plan which allows select employees, including all of the NEOs, to contribute a portion of their base salary and annual bonus payouts to an irrevocable trust for the purpose of deferring federal and state income taxes. Participants direct the deemed investment of their deferred accounts among a pre-selected group of investment funds, which does not include shares of the Company’s common stock. The deemed investment accounts mirror the investment options available under the Company’s Section 401(k) plan. Participants’ deferred accounts are credited with interest based on their deemed investment selections. Participants may change their investment elections on a daily basis, the same as they may under the Company’s Section 401(k) plan. We do not make employer or matching contributions to the deferred accounts under the non-tax qualified deferred compensation plan. We offer the non-tax qualified deferred compensation plan as a competitive practice to enable us to attract and retain top talent. During Fiscal 2010, none of the NEOs participated in the non-tax qualified deferred compensation plan.

     Change of Control Severance Policy, Employment Agreements and Severance Agreements

     We have entered into change of control agreements with our executive officers, including the NEOs, whereby in the event of a “change of control” of the Company, which is defined to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a reconstitution of the Company’s Board of Directors, and, within 18 months of the change of control, there is an “Involuntary Termination” of such executive officer’s employment, then the executive officer is entitled to specified severance compensation and benefits. The agreements define an “Involuntary Termination” to include, among other things, any termination of employment of the executive officer by the Company without “cause” or a significant reduction of the executive officer’s duties without his or her express written consent.

     The purpose of the change of control agreements is to ensure that the Company will have the continued dedication of its executive officers by providing such individuals with compensation arrangements that are competitive with those of the executives of the companies in the Peer Group, to provide sufficient incentive to the individuals to remain with the Company, to enhance their financial security, as well as protect them against unwarranted termination in the event of a change of control. The Board of Directors believes that this policy serves the best interests of stockholders because it eliminates management’s self-interest considerations during a potential change of control at a cost that is both appropriate and reasonable.

     The Company has also entered into employment agreements with Mssrs. Belluzzo, Gacek, and Britts. These employment agreements were entered into in order to secure the services of Mssrs. Belluzzo, Gacek and Britts and provide for minimum base salaries, target annual bonus opportunities, and stock option and restricted stock/restricted stock unit awards. These employment agreements also provide for the payment of severance benefits in the event of a qualifying termination of employment that is not associated with a change of control of the Company. The Company determined that it was necessary and appropriate to provide for the payment of severance benefits to Mssrs. Belluzzo, Gacek and Britts under these circumstances. The purpose of the agreements is to ensure that the Company will have the continued dedication of these executive officers by providing such individuals with compensation arrangements that are competitive with those of the executives of the companies in the Peer Group, to provide sufficient incentive to the individuals to remain with the Company and to enhance their financial security. The Board of Directors believes that these employment agreements serve the best interests of stockholders because it enables the Company to secure the services of these individuals at a cost that is both appropriate and reasonable.

     Share Ownership Guidelines

     While the Committee encourages executive share ownership, we do not currently require that our executive officers own a minimum number of shares of the Company’s stock.

     Tax and Accounting Considerations

     Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes limitations on the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers in a taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.

     The Executive Officer Incentive Plan allows the Committee to pay compensation that qualifies as performance-based compensation under Section 162(m). While the Company currently seeks to preserve deductibility of compensation paid to the NEOs under Section 162(m), flexibility to provide compensation arrangements necessary to recruit and retain outstanding executives is maintained. In particular, full preservation of tax deductibility may not be possible if non-performance-based restricted stock units continue to play a significant role in the executive compensation program since such restricted stock units are not deemed to be performance-based under Section 162(m). No amount of the compensation paid to the NEOs in Fiscal 2010 was determined to be non-deductible under Section 162(m).

     Section 409A of the Internal Revenue Code

     Section 409A of the Internal Revenue Code (“Section 409A”) imposes additional significant taxes in the event that an executive officer, director or service provider receives deferred compensation that does not meet the requirements of Section 409A. Section 409A applies to traditional nonqualified deferred compensation plans, certain severance arrangements, and equity awards. As described above, the Company maintains a non-tax qualified deferred compensation plan, has entered into severance and change of control agreements with our executive officers, including the NEOs, and grants equity awards. However, to assist in the avoidance of additional tax under Section 409A, the Company structures its equity awards in a manner intended to comply with the applicable Section 409A requirements. With respect to the non-tax qualified deferred compensation plan and the severance and change of control agreements, the Company completed a review of the plan and these agreements in light of the final regulations issued by the Internal Revenue Service and the Department of the Treasury and has amended the plan and such agreements as necessary to comply with Section 409A.

     Accounting Considerations

     We follow the applicable accounting rules for our equity-based compensation. The applicable accounting rules require companies to calculate the grant date value of equity-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables, even though the equity award recipients may never realize any value from their awards. The applicable accounting rules also require companies to recognize the compensation cost of their equity-based awards in their income statements over the period that a recipient is required to render service in exchange for the equity award.

REPORT OF THE COMPENSATION COMMITTEE 1

     We, the Leadership and Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) within the Executive Compensation section of this Proxy Statement with the management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the CD&A be included as part of this Proxy Statement.

     Submitted by the Leadership and Compensation Committee of the Board of Directors:

Elizabeth A. Fetter, Chair
Joseph A. Marengi
Bruce A. Pasternack
Paul R. Auvil

EXECUTIVE COMPENSATION

     The following table lists the annual compensation for our NEOs for Fiscal 2010.

Summary Compensation Table

Name and Title	Year	Salary(1)	Bonus(2)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compen- sation(6)	Total
Richard E.	2010	$700,000	$0	$117,000	$567,280	$0	$0	$10,500	$1,394,780
Belluzzo	2009	$700,000	$0	$644,000	$0	$0	$0	$8,754	$1,352,754
Chairman and	2008	$694,231	$0	$760,800	$898,992	$0	$0	$10,167	$2,364,190
Chief Executive
Officer
Jon W. Gacek	2010	$386,639	$80,000	$197,300	$354,550	$0	$0	$7,488	$1,025,977
Executive Vice	2009	$365,404	$0	$165,375	$0	$0	$0	$4,956	$535,735
President,	2008	$350,004	$25,000	$237,750	$280,935	$0	$0	$6,600	$900,289
Chief Operating
Officer and Chief
Financial Officer
William C. Britts	2010	$350,004	$0	$64,350	$195,003	$0	$0	$0	$609,358
Executive Vice	2009	$350,004	$0	$118,125	$0	$0	$0	$0	$468,129
President, Sales	2008	$350,004	$20,000	$237,750	$280,935	$0	$0	$0	$888,689
and Marketing
Shawn D. Hall	2010	$290,019	$25,000	$87,900	$141,820	$0	$0	$8,340	$553,079
Senior Vice	2009	$286,553	$0	$70,875	$0	$0	$0	$7,023	$364,451
President,	2008	$269,249	$0	$110,950	$131,103	$0	$0	$7,281	$518,583
General Counsel
and Secretary
Gerald G. Lopatin	2010	$310,000	$25,000	$125,050	$265,913	$0	$0	$4,292	$730,255
Executive Vice	2009	$310,000	$0	$296,800	$714,255	$0	$0	$5,008	$1,326,063
President,
Engineering

(1)	The amounts included in the Salary column for Fiscal 2010 represent the dollar value of the cash base salaries earned in Fiscal 2010. Further detail related to base salaries follows:
  The annual base salaries of Mr. Belluzzo, Mr. Britts, Mr. Hall and Mr. Lopatin were not increased during Fiscal 2010.
  Mr. Gacek’s annual base salary increased from $370,024 to $394,024 in July of 2009.
____________________

1This report of the Leadership and Compensation Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	The bonuses paid to Mr. Gacek, Mr. Hall, and Mr. Lopatin in Fiscal 2010 were discretionary bonuses and are described in the CD&A in the section entitled “Special Bonus Awards Earned and Paid in Fiscal 2010.”

(3)	Value of equity awards was computed in accordance with ASC 718. Assumptions used in the calculation of the value are disclosed under “Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed with the SEC on June 11, 2010. The actual value realized by the executive officer with respect to option awards, if any, will depend on the difference between the market value of Quantum’s Common Stock on the date the option is exercised and the exercise price.

(4)	No cash bonuses were paid under the Company’s Executive Annual Incentive Plan to the NEOs in Fiscal 2010.

(5)	There is no Change in Pension Value and no Non-Qualified Deferred Compensation Earnings reportable as the Company does not maintain a defined benefit or actuarial pension plan nor were there any above market or preferential earnings on compensation that was deferred.

(6)	The amounts listed in All Other Compensation column of the Summary Compensation Table for Fiscal 2010 consist of the following:

Name	401(k) Matching Contributions	Severance Payments	Financial Planning(a)	Other Comp
Richard E. Belluzzo	$7,000	$0	$3,500	$0
Jon W. Gacek	$7,488	$0	$0	$0
William Britts	$0	$0	$0	$0
Shawn D. Hall	$7,350	$0	$990	$0
Gerald G. Lopatin	$4,292	$0	$0	$0

(a) Payments include reimbursement for financial counseling and tax preparation services.

Grants of Plan-Based Awards

     The following table presents information on plan-based awards granted during Fiscal 2010. All equity awards specified in this table were made pursuant to the 1993 Long-Term Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(8)	Threshold (#)	Target (#)	Maximum (#)
Richard E. Belluzzo	7/1/09	—	—	—	—	—	—		800,000(4)	$.98	$567,280
	6/1/09	—	—	—	—	—	—	100,000(5)	—	$1.17	$117,000
		—	$700,000	—	—	—	—	—	—	—	—
Jon W. Gacek	7/1/09								500,000(4)	$.98	$354,550
		—	—	—	—	—	—
	7/1/09	—	—	—	—	—	—	70,000(7)		$.98	$68,600
	6/1/09	—	—	—	—	—	—	60,000(6)		$1.17	$70,200
	6/1/09	—	—	—	—	—	—	50,000(5)		$1.17	$58,500
		—	$275,817	—	—	—	—	—	—	—	—
William C. Britts	7/1/09								275,000(4)	$.98	$195,003
		—	—	—	—	—	—
	6/1/09	—	—	—	—	—	—	25,000(6)	—	$1.17	$29,250
	6/1/09	—	—	—	—	—	—	30,000(5)	—	$1.17	$35,100
		—	$245,003	—	—	—	—	—	—	—	—
Shawn D. Hall	7/1/09	—	—	—	—	—	—		200,000(4)	$.98	$141,820
	7/1/09	—	—	—	—	—	—	30,000(7)	—	$.98	$29,400
	6/1/09	—	—	—	—	—	—	20,000(6)	—	$1.17	$23,400
	6/1/09	—	—	—	—	—	—	30,000(5)	—	$1.17	$35,100
		—	$145,009	—	—	—	—	—	—	—	—
Gerald G. Lopatin	7/1/09	—	—	—	—	—	—		375,000(4)	$.98	$265,913
	7/1/09	—	—	—	—	—	—	50,000(7)	—	$.98	$49,000
	6/1/09	—	—	—	—	—	—	25,000(6)	—	$1.17	$29,250
	6/1/09	—	—	—	—	—	—	40,000(5)	—	$1.17	$46,800
		—	$186,000	—	—	—	—	—	—	—	—

(1)	Amounts reflect target payments under the Company’s Executive Annual Incentive Plan. In June of each year, the Committee (and in the case of the CEO, the independent directors) annually review and approve the NEOs’ bonus targets. No cash bonuses were paid under the Company’s Executive Annual Incentive Plan to the NEOs in Fiscal 2010.

(2)	In Fiscal 2010, there were no equity incentive plan awards made to any of the NEOs.

(3)	Value of equity awards was computed in accordance with ASC 718. Assumptions used in the calculation of the value are disclosed under “Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed with the SEC on or about June 11, 2010. The actual value realized by the executive officer with respect to option awards, if any, will depend on the difference between the market value of Quantum’s Common Stock on the date the option is exercised and the exercise price.

(4)	Stock options will vest (based on continued employment) annually over three years beginning July 1, 2009.

(5)	Restricted stock units will vest (based on continued employment) annually over two years beginning June 1, 2009.

(6)	Restricted stock units will vest (based on continued employment) as follows: one year cliff vest on June 1, 2010.

(7)	Restricted stock units will vest (based on continued employment) as follows: one year cliff vest on July 1, 2010.

(8)	There is no specific maximum amount under the Company’s Executive Annual Incentive Plan for any of the NEOs. However, the plan provides that no participant’s actual award under the plan may, for any period of three consecutive fiscal years, exceed $15,000,000 or 6,000,000 shares.

Outstanding Equity Awards at Fiscal Year End 2010

     The following table provides information with respect to outstanding stock options and RSUs held by the NEOs as of March 31, 2010.

	Option Awards							Stock Awards
											Equity
											Incentive
											Plan
											Awards:	Equity
					Equity						Number	Incentive Plan
					Incentive						of	Awards:
					Plan					Market	Unearned	Market Value
					Awards:					Value of	Shares,	or Payout
	Number of		Number of		Number of					Shares or	Units, or	Value of
	Securities		Securities		Securities			Number of		Units of	Other	Unearned
	Underlying		Underlying		Underlying			Shares or		Stock	Rights	Shares, Units,
	Unexercised		Unexercised		Unexercised			Units of		That	That	or Other
	Options		Options		Unearned	Option	Option	Stock That		Have Not	Have Not	Rights That
	(#)		(#)		Options	Exercise	Expiration	Have Not		Vested	Vested	Have Not
Name	Exercisable		Unexercisable		(#)	Price ($)	Date	Vested (#)		($)	(#)	Vested ($)
Richard E. Belluzzo	0	(23)	800,000	(23)		.98	7/1/16	80,000	(18)	$210,400
	480,000	(18)	240,000	(18)		$3.17	6/30/14	266,666	(22)	$701,332
	895,833	(13)	104,167	(13)		$2.15	7/31/13	100,000	(24)	$263,000
	1,000,000	(9)				$3.78	3/12/14
	1,000,000	(8)				$3.78	3/12/14
	134,680	(7)				$2.97	9/3/12
	1,865,320	(7)				$2.97	9/3/12

Jon W. Gacek	0	(23)	500,000	(23)		.98	7/1/16	25,000	(18)	$65,750
	150,000	(18)	75,000	(18)		$3.17	6/30/14	61,250	(21)	$161,088
	1,000,000	(15)				$2.15	8/22/13	50,000	(24)	$131,500
	179,268	(17)				$1.71	8/13/13	60,000	(25)	$157,800
	119,512	(16)				$1.52	8/13/14	70,000	(26)	$184,100

William C. Britts	0	(23)	275,000	(23)		.98	7/1/16	25,000	(18)	$65,750
	150,000	(18)	75,000	(18)		$3.17	6/30/14	43,750	(21)	$115,063
	179,268	(17)				$1.71	8/13/13	30,000	(24)	$78,900
	1,000,000	(15)				$2.15	8/22/13	25,000	(25)	$65,750
	189,024	(14)				$1.46	8/22/10

Shawn D. Hall	0	(23)	200,000	(23)		.98	7/1/16	11,666	(18)	$30,682
	70,000	(18)	35,000	(18)		$3.17	6/30/14	26,250	(21)	$69,038
	17,500	(12)				$2.92	6/28/12	30,000	(24)	$78,900
	40,000	(11)				$2.62	5/31/12	20,000	(25)	$52,600
	35,000	(10)				$2.93	7/1/11	30,000	(26)	$78,900
	40,000	(6)				$2.08	7/31/12
	33,000	(5)				$6.70	5/2/12
	16,500	(5)				$6.70	5/2/12
	21,875	(4)				$9.70	7/31/11
	3,125	(3)				$9.70	7/31/11
	25,139	(2)				$13.28	1/31/11
	4,861	(2)				$13.28	1/31/11
	1,973	(1)				$12.50	6/21/10
	3,521	(1)				$9.56	6/21/10

	Option Awards							Stock Awards
Equity
Incentive
Plan
											Awards:	Equity
					Equity						Number	Incentive Plan
					Incentive						of	Awards:
					Plan					Market	Unearned	Market Value
					Awards:					Value of	Shares,	or Payout
	Number of		Number of		Number of					Shares or	Units, or	Value of
	Securities		Securities		Securities			Number of		Units of	Other	Unearned
	Underlying		Underlying		Underlying			Shares or		Stock	Rights	Shares, Units,
	Unexercised		Unexercised		Unexercised			Units of		That	That	or Other
	Options		Options		Unearned	Option	Option	Stock That		Have Not	Have Not	Rights That
	(#)		(#)		Options	Exercise	Expiration	Have Not		Vested	Vested	Have Not
Name	Exercisable		Unexercisable		(#)	Price ($)	Date	Vested (#)		($)	(#)	Vested ($)
Gerald G. Lopatin	0	(23)	375,000	(23)		.98	7/1/16	17,500	(21)	$46,025
	425,000	(19)	425,000	(19)		$2.17	4/1/15	38,333	(20)	$100,816
								40,000	(24)	$105,200
								25,000	(25)	$65,750
								50,000	(26)	$131,500

(1)	Granted 6/21/00; vested monthly in equal installments over four years beginning 4/1/00.

(2)	Granted 1/30/01; vested monthly in equal installments over four years beginning 1/1/01.

(3)	Granted 7/31/01; vested monthly in equal installments over four years beginning 7/1/01.

(4)	Granted 7/31/01; vested monthly in equal installments over four years beginning 7/1/01.

(5)	Granted 5/2/02; vested monthly in equal installments over four years beginning 4/1/02.

(6)	Granted 7/31/02; vested monthly in equal installments over four years beginning 7/1/02.

(7)	Granted 9/3/02; 25% vested on 9/1/03 with 75% vested monthly in equal installments over three years beginning 9/1/03.

(8)	Granted 3/12/04; vested monthly in equal installments over four years beginning 3/1/04.

(9)	Granted 3/12/04; vested monthly in equal installments over two years beginning 3/1/04.

(10)	Granted 6/7/04; vested monthly in equal installments over four years beginning 7/1/04.

(11)	Granted 6/2/05; vested monthly in equal installments over four years beginning 6/1/05.

(12)	Granted 6/28/05; vesting monthly in equal installments over four years beginning 7/1/05.

(13)	Granted 7/31/06; vesting monthly in equal installments over four years beginning 8/1/06.

(14)	Granted 8/22/06; 25% vested on 8/22/06 and 75% vested on 8/25/06.

(15)	Granted 8/22/06; 33% vested on 8/22/07 with 67% vesting monthly in equal installments over two years beginning 08/22/07.

(16)	Granted 8/22/06; 50% vested on 8/22/06 and 50% vested on 8/25/06.

(17)	Granted 8/22/06; 75% vested on 8/22/06 and 25% vested on 8/25/06.

(18)	Granted 6/30/07; vesting annually in equal installments over three years beginning 7/1/07.

(19)	Granted 4/1/08; 25% vested 3/1/09 with 75% vesting monthly in equal installments over three years beginning 3/1/09.

(20)	Granted 4/1/08; 38,334 vested on 9/3/08 with remaining shares vesting in equal installments on 3/1/10 and 3/1/11.

(21)	Granted 7/1/08; vesting annually in equal installments over two years beginning 7/1/08.

(22)	Granted 8/1/08; 33% vested on 6/1/09 with 67% to cliff vest on 8/1/10.

(23)	Granted 7/1/09; vesting annually in equal installments over three years beginning 7/1/09.

(24)	Granted 6/1/09; vesting annually in equal installments over two years beginning 6/1/09.

(25)	Granted 6/1/09; one year cliff vest on 6/1/10.

(26)	Granted 7/1/09; one year cliff vest on 7/1/10.

Notes: The table above uses a price of $2.63 per share, the market price of our Common Stock as of March 31, 2010. All stock awards listed in the table above are subject to continued employment and consist of restricted stock units with the exception of the award noted in footnote (15) above.

Option Exercises and Stock Vested in Fiscal 2010

     The following table provides information on stock option exercises and restricted stock and restricted stock unit vesting for our NEOs during Fiscal 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized
Name	on Exercise (#)	Exercise ($) (1)	on Vesting (#)	on Vesting ($) (2)
Richard E. Belluzzo	—	—	213,334	$234,400
Jon W. Gacek	50,000	$58,268	152,916	$161,858
William C. Britts	50,000	$53,778	135,416	$144,707
Shawn D. Hall	—	—	39,404	$38,616
Gerald G. Lopatin	—	—	55,833	$109,149

(1)	Value calculated is the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.

(2)	Value is calculated by multiplying the number of shares by the market value of the underlying shares on the vesting date.

Nonqualified Deferred Compensation

     The Company’s Nonqualified Deferred Compensation Plan is discussed under the section entitled “Compensation Discussion and Analysis — Perquisites and Other Benefits - Non-Qualified Deferred Compensation Plan.” In Fiscal 2010, no NEO participated in this Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

     For our CEO, the principal severance benefits under his change of control agreement are as follows: (1) a lump sum payment equal to 300% of his then established base compensation; (2) a lump sum payment equal to 300% of the average of his actual annual bonuses received over the previous two (2) years; (3) payment of COBRA premiums for twelve (12) months; (4) vesting of any unvested equity-based compensation award then held by him; and (5) if applicable, a gross-up payment in the amount of any excise tax incurred by him as a result of the benefits received under the Agreement. For the other NEOs the principal benefits are: (1) a lump sum equal to 200% of the executive’s then established base compensation; (2) a lump sum payment equal to 200% of the average of the executive’s actual annual bonuses received over the previous two (2) years; (3) payment of COBRA premiums for twelve (12) months; (4) vesting of any unvested equity-based compensation award then held by the executive; and (5) if applicable, a gross-up payment in the amount of any excise tax incurred by the executive as a result of the benefits received under the Agreement.

     Under our CEO’s employment agreement, if he is constructively terminated or involuntarily terminated by the Company other than for “cause”, he will receive a payment in the amount of 18 months base salary subject to his execution of a separation agreement and general release. If Mssrs. Gacek or Britts are involuntarily terminated, in a context other than a change of control, under their employment agreements they will each be entitled to receive a payment equal to 52 weeks of base salary subject to the execution of a separation agreement and general release.

      The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for our NEOs. Payments and benefits are estimated assuming that the triggering event took place on the last business day of Fiscal 2010 (March 31, 2010), outstanding equity awards were not assumed or substituted for in connection with a change of control, and the price per share of the Company’s common stock is the closing price on the NYSE as of that date ($2.63). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon:
			Involuntary Termination Not
		Involuntary Termination within 18	Associated with a Change of
Name	Type of Benefit	Months After a Change of Control	Control
Richard E. Belluzzo	Cash Severance Payments	$2,275,500	$1,050,000
	Vesting Acceleration(1)	$2,544,732	$0
	Continued Coverage of Employee Benefits(2)	$14,455	$0
	Tax Gross-up	$1,777,482	$0
	Total Termination Benefits:	$6,612,169	$1,050,000

Jon W. Gacek	Cash Severance Payments	$995,148	$394,024
	Vesting Acceleration(1)	$1,525,238	$0
	Continued Coverage of Employee Benefits(2)	$20,368	$0
	Tax Gross-up	$797,488	$0
	Total Termination Benefits:	$3,338,242	$394,024

William C. Britts	Cash Severance Payments	$735,108	$350,004
	Vesting Acceleration(1)	$779,213	$0
	Continued Coverage of Employee Benefits(2)	$14,874	$0
	Tax Gross-up(3)	$0	$0
	Total Termination Benefits:	$1,529,195	$350,004

Gerald G. Lopatin	Cash Severance Payments	$740,800	$0
	Vesting Acceleration(1)	$1,263,541	$0
	Continued Coverage of Employee Benefits(2)	$12,189	$0
	Tax Gross-up	$848,396	$0
	Total Termination Benefits:	$2,864,926	$0

Shawn D. Hall	Cash Severance Payments	$669,716	$0
	Vesting Acceleration(1)	$640,119	$0
	Continued Coverage of Employee Benefits(2)	$20,368	$0
	Tax Gross-up	$544,612	$0
	Total Termination Benefits:	$1,874,815	$0
____________________

(1)	Reflects the aggregate market value of unvested option grants and restricted stock unit awards. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $2.63 and the exercise price of the option, by (ii) the number of shares underlying unvested options at March 31, 2010. For unvested restricted stock unit awards, aggregate market value is computed by multiplying (i) $2.63, by (ii) the number of unvested restricted stock units at March 31, 2010. In the event of vesting acceleration or other modifications of share-based awards, we account for such modifications following ASC 718.

(2)	Assumes continued coverage of employee benefits at the Fiscal 2010 COBRA premium rate for health, dental, and vision coverage.

(3)	Assuming that the triggering event took place on the last business day of Fiscal 2010 (March 31, 2010) and the price per share of the Company’s common stock is the closing price on the NYSE as of that date ($2.63), we do not believe that Mr. Britts would have received an amount of benefits that would have constituted parachute payments under Section 280G of the Internal Revenue Code subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. As a result, Mr. Britts would not have received any payment to pay such excise tax or any additional payments to pay taxes arising as a result of such tax.

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

     At the end of Fiscal 2010, we conducted a risk assessment of our compensation policies and practices for our employees, including those relating to our executive compensation programs. Compensia, the consultants to the Leadership and Compensation Committee of the Board of Directors (the “Committee”), assisted us in conducting the assessment. Our risk assessment included a detailed analysis of our compensation programs in which employees at all levels of the organization may participate, including our executive officers. Based on our assessment, we believe that our compensation programs have been appropriately designed to attract and retain talent and properly incent our employees. Generally, our programs are designed to pay for performance and, thus, provide incentive-based compensation that encourages appropriate risk-taking. These programs contain various mitigating factors, however, to ensure our employees, including our executive officers, are not encouraged to take excessive or unnecessary risks in managing our business. These factors include:
  Oversight of the compensation programs by the Committee;

  Discretion provided to the Committee to set targets, monitor performance and determine final payouts;

  Additional oversight of the compensation programs by a broad-based group of functions within the Company, including Human Resources, Finance and Legal and at multiple levels within the Company;

  A balanced mix of compensation programs that focus our employees on achieving both short- and long-term goals and that provide a balanced mix of cash and equity compensation;

  Caps on the maximum payouts available under certain programs, including the Executive Officer Incentive Plan and the QIP;

  Incentives focused on the use of a reportable and broad-based internal financial metric (Non-GAAP operating income);

  Pay positioning targeted at the market median based on a reasonable competitive peer group and published surveys; and

  Service-based vesting conditions with respect to equity awards.
     We discussed the findings of our risk assessment with the Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS2

     The Audit Committee was established primarily to: i) provide oversight of Quantum’s accounting and financial reporting processes and the audit of Quantum’s financial statements; and ii) assist the Board of Directors in the oversight of: (a) the integrity of Quantum’s financial statements; (b) Quantum’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s performance, qualifications and independence; and (d) the performance of Quantum’s internal audit function.

     The Audit Committee, after appropriate review and discussion, determined that it had fulfilled its responsibilities under the Charter this year. The Audit Committee has reviewed and discussed the Consolidated Financial Statements for Fiscal 2010 with management and the Company’s independent registered public accounting firm; and management represented to the Audit Committee that Quantum’s Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles. This review included a discussion with management of the quality, not merely the acceptability, of Quantum’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Quantum’s Consolidated Financial Statements. The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by AU Section 380, “Communication with Audit Committees.” The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, including PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and discussed with the independent registered public accounting firm the independent accountant’s independence. In reliance on these views and discussions, and the report of the Company’s independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited Consolidated Financial Statements in Quantum’s Annual Report on Form 10-K for the year ended March 31, 2010 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE
Dennis P. Wolf, Chair
Paul R. Auvil
Thomas S. Buchsbaum
Edward M. Esber, Jr.
____________________

2 This report of the Audit Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be deemed filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

AUDIT AND AUDIT-RELATED FEES

     The following table shows the fees billed for various professional services by PricewaterhouseCoopers LLP for Fiscal 2010 and for fiscal year 2009:

Amounts in thousands
	2010	2009
	Total	Total
Audit Fees(1)	$1,584	$1,420
Audit-related Fees	—	—
Tax Fees(2)	147	45
All Other Fees	—	—

Total	$1,731	$1,465

(1)	Audit fees include the audit of Quantum’s annual financial statements, review of financial statements included in Quantum’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with foreign statutory and regulatory filings or engagements for those fiscal years and include services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. Audit fees also include advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, including the application of proposed accounting rules, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” containing observations and discussions on internal control matters.

(2)	This category consists of professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax consulting. The tax compliance services principally include preparation and/or review of various tax returns, assistance with tax return supporting documentation and tax return audit assistance. The tax consulting services principally include advice regarding mergers and acquisitions, international tax structure and other strategic tax planning opportunities. All such services were approved by the Audit Committee.

     In accordance with Audit Committee policy and the requirements of law, all services to be provided by the Company’s independent registered public accounting firm are pre-approved by the Audit Committee. This is to avoid potential conflicts of interest that could arise if the Company received specified non-audit services from its auditing firm. Annually, the Audit Committee pre-approves appropriate audit, audit-related and tax services which are listed on a general approval schedule that the Company’s independent registered public accounting firm may perform for the Company. Where such services are expected to require more than ten hours of such firm’s billable senior partner or the equivalent time, the Company must notify the Audit Committee of the auditing firm’s performance of such services. For all services to be performed by the Company’s independent registered public accounting firm that are not specified in the general pre-approval schedule, the Company must obtain specific engagement approval from the Audit Committee for such services in advance. The Audit Committee has delegated to a subcommittee comprised solely of members of the Audit Committee the authority to receive all notifications and requests relating to the independent registered public accounting firm’s performance of services for the Company. The Audit Committee will review and make changes to the services listed under the general approval schedule on an annual basis and otherwise from time to time as necessary.

     In Fiscal 2010, the Company’s independent registered public accounting firm attended all meetings of the Audit Committee. The Audit Committee believes that the provision of services by the Company’s independent registered public accounting firm described above is compatible with maintaining such firm’s independence from the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of June 2, 2010 certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the NEOs and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the business address for the beneficial owners listed below is 1650 Technology Drive, Suite 800, San Jose, CA 95110.

			Approximate
	Number of Shares		Percentage of
	Beneficially Owned(1)		Class(2)
Name
BlackRock Inc.	11,451,844	(3)	5.30%
55 East 52nd Street
New York, NY 10055
Private Capital Management, L.P.	19,930,933	(4)	9.23%
8889 Pelican Bay Blvd., Suite 500
Naples, FL 34108
Renaissance Technologies	11,166,500	(5)	5.17%
800 Third Ave 33rd Floor
New York, NY 10022
Wells Fargo and Company	12,971,441	(6)	6.01%
420 Montgomery Street
San Francisco, CA 94163
Paul R. Auvil III	218,500	(7)	*
Richard E. Belluzzo	6,679,945	(8)	3.09%
William C. Britts	2,327,216	(9)	1.08%
Michael A. Brown	277,368	(10)	*
Thomas S. Buchsbaum	241,060	(11)	*
Edward M. Esber, Jr.	403,885	(12)	*
Elizabeth A. Fetter	216,392	(13)	*
Jonathan W. Gacek	2,178,234	(14)	1.01%
Shawn D. Hall	585,957	(15)	*
Gerald G. Lopatin	703,285	(16)	*
Joseph A. Marengi	184,854	(17)	*
Bruce A. Pasternack	176,776	(18)	*
Dennis P. Wolf	176,776	(19)	*
All directors and executive officers as a group (14 persons)	14,808,095	(20)	6.86%
____________________

(*)	Less than 1%.

(1)	Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company’s knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2)	Applicable percentage ownership is based on 215,924,427 shares of Common Stock outstanding as of June 2, 2010. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days after June 2, 2010, are considered beneficially owned by the holder, but such shares are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(3)	Information is based on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock Inc. on its own behalf and on behalf of certain of its subsidiaries.

(4)	Information is based on a Schedule 13G/A filed with the SEC on February 10, 2010 by Private Capital Management, L.P., a Delaware limited partnership (“PCM”). PCM has sole voting and dispositive power with respect to 2,834,690 shares and shared voting and dispositive power with respect to 17,096,243 shares. PCM exercises shared voting authority with respect to shares held by those PCM clients that have delegated proxy voting authority to PCM. Such delegation may be granted or revoked at any time at the client’s discretion. PCM disclaims beneficial ownership of shares over which it has dispositive power and disclaims the existence of a group.

(5)	Information is based on a Schedule 13G filed with the SEC on February 11, 2010 by Renaissance Technologies LLC, a Delaware limited liability company (“RTC”) and James H. Simons, a control person of RTC. RTC and Mr. Simons have the sole power to vote or to direct the vote of 9,521,724 shares, the sole power to dispose or to direct the disposition of 10,234,623 shares and the shared power to dispose or to direct the disposition of 931,877 shares.

(6)	Information is based on a Schedule 13G/A filed with the SEC on June 23, 2010 by Wells Fargo and Company on its own behalf and on behalf of certain of its subsidiaries.

(7)	Represents 86,000 shares of Common Stock and 132,500 shares subject to Common Stock options exercisable at June 2, 2010, or within sixty (60) days thereafter.

(8)	Represents 413,279 shares of Common Stock, 346,666 restricted stock units that will vest on August 1, 2010 and 5,920,000 shares subject to Common Stock options exercisable at June 2, 2010, or within sixty (60) days thereafter.

(9)	Represents 576,912 shares of Common Stock, 68,750 restricted stock units that will vest on July 1, 2010 and 1,681,554 shares subject to Common Stock options exercisable at June 2, 2010, or within sixty (60) days thereafter.

(10)	Represents 106,868 shares of Common Stock, and 170,500 shares subject to Common Stock options exercisable at June 2, 2010, or within sixty (60) days thereafter.

(11)	Represents 51,393 shares of Common Stock, and 189,667 shares subject to Common Stock options exercisable at June 2, 2010, or within sixty (60) days thereafter.

(12)	Represents 134,635 shares of Common Stock, and 269,250 shares subject to Common Stock options exercisable at June 2, 2010 or within sixty (60) days thereafter. The Esber Family Trust beneficially owns 92,500 shares.

(13)	Represents 38,392 shares of Common Stock, and 178,000 shares subject to Common Stock options exercisable at June 2, 2010, or within sixty (60) days thereafter.

(14)	Represents 279,180 shares of Common Stock, 156,250 restricted stock units that will vest on July 1, 2010 and 1,742,804 shares subject to Common Stock options exercisable at June 2, 2010, or within sixty (60) days thereafter.

(15)	Represents 126,041 shares of Common Stock, 67,916 restricted stock units that will vest on July 1, 2010 and 392,000 shares subject to Common Stock options exercisable at June 2, 2010, or within sixty (60) days thereafter.

(16)	Represents 28,494 shares of Common Stock, 67,500 restricted stock units that will vest on July 1, 2010 and 607,291 shares subject to Common Stock options exercisable at June 2, 2010, or within sixty (60) days thereafter.

(17)	Represents 41,354 shares of Common Stock, and 143,500 shares subject to Common Stock options exercisable at June 2, 2010, or within sixty (60) days thereafter.

(18)	Represents 38,776 shares of Common Stock, and 138,000 shares subject to Common Stock options exercisable at June 2, 2010, or within sixty (60) days thereafter.

(19)	Represents 38,776 shares of Common Stock, and 138,000 shares subject to Common Stock options exercisable at June 2, 2010, or within sixty (60) days thereafter.

(20)	Represents 2,051,031 shares of Common Stock; 744,998 restricted stock units and 12,012,066 shares subject to Common Stock options vested or exercisable at June 2, 2010, or within sixty (60) days thereafter.

TRANSACTIONS WITH RELATED PERSONS

     The Company has entered into indemnification agreements with its executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

     The Company has entered into a change of control agreement with Barbara L. Barrett, the Company’s Senior Vice President, Human Resources. The material terms of Ms. Barrett’s change of control agreement are the same as for the Company’s NEOs and are described above in the CD&A under “Change of Control Severance Policy, Employment Agreements and Severance Agreements.” In the event of a change of control and assuming the triggering event took place on the last business day of Fiscal 2010, Ms. Barrett would be entitled to termination benefits of $1,487,516.

     The Company has entered into agreements with its Nonemployee Directors whereby in the event that there is a “change of control” of the Company (which is defined in the agreements to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a reconstitution of the Company’s Board) and, on or within 18 months of the change of control, the Nonemployee Director’s performance of services as a Board member terminates other than as a result of death or Disability (as defined in the Agreement), then, to the extent that any portion of any equity-based compensation awards held by such Director is not vested at the time of termination, all such unvested awards will automatically vest.

Procedures for Reviewing and Approving Related Party Transactions

     In accordance with the charter for the Audit Committee and with the Company’s related party transaction policy, which was approved by the Audit Committee on May 11, 2010, our Audit Committee reviews and approves in advance any proposed related party transactions. Any related party transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related party” and “related party transaction” have the meanings set forth in the Company’s related party transaction policy.

     In addition, the Company’s Code of Business Conduct and Ethics (the “Code”) requires that the Company’s employees, officers and directors avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role unless disclosed to and approved by the Company’s General Counsel in advance.

COMMUNICATING WITH THE COMPANY

     We have from time-to-time received calls from stockholders inquiring about the available means of communication with the Company. If you would like to receive information about the Company, without charge, you may use one of these convenient methods:
  To view the Company’s website on the Internet, use the Company’s Internet address located at www.quantum.com. The Company’s website includes product, corporate and financial data, job listings, recent earnings releases, a delayed stock price quote, and electronic files of this Proxy Statement and the Company’s Form 10Ks, Form 10Qs, and Annual Reports to Stockholders. Internet access has the advantage of providing you with recent information about the Company throughout the year. The Company’s Code of Business Conduct and Ethics and the Company’s Corporate Governance Principles can also be found on the Company’s website at http://www.quantum.com, by clicking “About Us” from the home page and selecting “Corporate Governance.” Requests to receive by mail a free copy of printed financials and of the Company’s Code of Business Conduct and Ethics and its Corporate Governance Principles can also be submitted by contacting the Company’s Investor Relation Department at the address stated below or on-line by visiting the Company’s website at http://www.quantum.com, where the request form may be found by clicking “About Us” from the home page and selecting “Contact Investor Relations.”

  To reach our Investor Relations Department, please call or send correspondence to:

  Quantum Corporation
  Attention: Investor Relations Department
  1650 Technology Drive
  Suite 800
  San Jose, CA 95110

  Tel (toll free): 866-520-7787
  Tel (local): 408-944-4450
  Fax: 425-201-1450
  Email:   IR@quantum.com
OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. Any proposal that a stockholder intends to submit for consideration at the Annual Meeting must be received by the Secretary of the Company within the timeframes specified in the Company’s Bylaws and must include the information specified in the Bylaws. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

San Jose, California	Shawn D. Hall
July 1, 2010	Senior Vice President, General Counsel and Secretary

QUANTUM CORPORATION 1650 TECHNOLOGY DRIVE SUITE 800 SAN JOSE, CA 95110
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials or shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M26082-P99302	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
QUANTUM CORPORATION

THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 AND 2.

Vote on Directors

1.	Proposal to elect to the Board of Directors.

	01)	Paul R. Auvil III	05)	Edward M. Esber, Jr.
	02)	Richard E. Belluzzo	06)	Elizabeth A. Fetter
	03)	Michael A. Brown	07)	Joseph A. Marengi
	04)	Thomas S. Buchsbaum	08)	Dennis P. Wolf
For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Proposal		For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2011.	☐	☐	☐

3.	Proposal to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check the box to the right and indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check the box unless you want to exercise cumulative voting.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, Annual Report and 10-K Combo are available at www.proxyvote.com.

M26083-P99302
QUANTUM CORPORATION

Annual Meeting of Stockholders — August 18, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned stockholder(s) of Quantum Corporation, a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated July 1, 2010, and hereby appoint(s) Richard E. Belluzzo and Shawn D. Hall, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Quantum Corporation, to be held August 18, 2010 at 8:00 a.m., Pacific Daylight Time, at Quantum's corporate headquarters at 1650 Technology Drive, San Jose, CA 95110, and at any adjournments or postponements thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE IN THE SAME MANNER AS IF YOU VOTED YOUR PROXY CARD EXCEPT FOR THE CUMULATIVE VOTING FEATURE APPLICABLE TO THE ELECTION OF DIRECTORS, WHICH IS ONLY AVAILABLE BY VOTING THE PROXY CARD.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued, and to be signed and dated, on the reverse side.)